UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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eBay Inc.

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eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 29, 2010

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Thursday, April 29, 2010, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the following purposes:

1. To vote on the election of David M. Moffett, Richard T. Schlosberg, III, and Thomas J. Tierney as directors, to hold office until our 2013 Annual Meeting of Stockholders.

2. To approve the amendment and restatement of our eBay Incentive Plan, including to satisfy the requirements of Section 162(m) of the Internal Revenue Code.

3. To approve the amendment and restatement of our 2008 Equity Incentive Award Plan, including an amendment to increase the aggregate number of shares authorized for issuance under the plan by 20 million shares.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2010.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 4, 2010 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson

Secretary

San Jose, California

March 19, 2010

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Internet and telephone voting are available. For specific instructions on voting, please refer to the instructions on the proxy card or voting instruction form.

2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

OUR 2010 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2010 Annual Meeting of Stockholders, or the Annual Meeting, which will take place on April 29, 2010. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. This proxy statement and the accompanying proxy card are being mailed on or about March 25, 2010 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. eBay’s 2009 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed with this proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election as directors of the three nominees named in this proxy statement to serve for a three-year term (Proposal 1);

•	the approval of the amendment and restatement of our eBay Incentive Plan, including to satisfy the requirements of Section 162(m) of the Internal Revenue Code (Proposal 2);

•

the approval of the amendment and restatement of our 2008 Equity Incentive Award Plan, including an amendment to increase the aggregate number of shares authorized for issuance under the plan by 20 million shares (Proposal 3); and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2010 (Proposal 4).

Q:	What are eBay’s Board’s voting recommendations?

A:	eBay’s Board recommends that you vote your shares as follows:

“FOR” each of the three nominees to the Board named in this proxy statement (Proposal 1);

“FOR” the approval of the amendment and restatement of our eBay Incentive Plan (Proposal 2);

“FOR” the approval of the amendment and restatement of our 2008 Equity Incentive Award Plan (Proposal 3); and

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2010 (Proposal 4).

Q:	How many shares are entitled to vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on March 4, 2010, the record date, is entitled to one vote at the Annual Meeting. At the close of business on March 4, 2010, 1,305,366,806 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of March 4, 2010, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

•	Shares held of record

If your shares are registered directly in your name with eBay’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

•	Shares owned beneficially

If your shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Many brokers or banks also offer voting by Internet or telephone. Please refer to the voting instruction form you received from your broker, bank, or other nominee for instructions on the voting methods they offer.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of March 4, 2010. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of March 4, 2010. Whether or not you attend the Annual Meeting, a webcast of the proceedings will be available at eBay’s investor relations site at http://investor.ebayinc.com for a period of 90 days following the date of the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy with respect to the voting of your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual

Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you if you only obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting via the Internet, by telephone, or by completing and mailing your proxy card or voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125);

•	submitting a new proxy at a later date via the Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve the amendment and restatement of our eBay Incentive Plan and the proposal to approve the amendment and restatement of our 2008 Equity Incentive Award Plan. If you elect to abstain from voting on either of these proposals, the abstention will not have any effect on the approval of the respective proposal. In tabulating the voting results for the proposed amendment and restatement of our eBay Incentive Plan and the proposed amendment and restatement of our 2008 Equity Incentive Award Plan, only “FOR” and “AGAINST” votes with respect to each proposal will be counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors. If you elect to abstain, the abstention will have the same effect as a vote “AGAINST” this proposal.

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of PricewaterhouseCoopers LLP.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The proposal to approve the amendment and restatement of our eBay Incentive Plan and the proposal to approve the amendment and restatement of our 2008 Equity Incentive Award Plan each require the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” the approval of the proposal must exceed the number of votes “AGAINST” the approval of the proposal. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this proposal.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Each current director who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if the Corporate Governance and Nominating Committee or another committee of the Board determines to accept it after the director fails to receive the required majority vote. This determination will be made within 90 days of the Annual Meeting and will be publicly reported promptly after it is made.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors (Proposal 4), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our directors (Proposal 1), the approval of the amendment and restatement of our eBay Incentive Plan (Proposal 2), and the approval of the amendment and restatement of our 2008 Equity Incentive Award Plan (Proposal 3).

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker, or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent regulatory changes were made to take away the ability of your bank, broker, or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card and voting instruction form you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we expect to file within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. eBay expects that it will pay D.F. King its customary fee, estimated to be approximately $12,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:

You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2011 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary no later than November 24, 2010. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy, but will otherwise be considered at the 2011 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary no earlier than December 30, 2010 and no later than January 29, 2011. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, on Form 8-K on October 3, 2008, and can be viewed by visiting our investor relations website at http://investor.ebayinc.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2009 Annual Report may be viewed online on our investor relations website at http://investor.ebayinc.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebayinc.com/index.cfm or contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card or voting instruction form?

A:	If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form, and:

•	you are a stockholder of record, contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229; or

•	you are the beneficial owner of shares held indirectly through a bank, broker, or other nominee, contact your account representative at that organization.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Mr. Donahoe, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted Corporate Governance Guidelines that, along with the charters of the principal Board committees and our Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, provide the framework for the governance of the company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebayinc.com/governance.cfm. Information contained on our website is not part of this proxy statement. The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

OUR CORPORATE GOVERNANCE PRACTICES

We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of Corporate Governance Guidelines to set a framework within which the Board will conduct its business. The Corporate Governance Guidelines can be found on our website at http://investor.ebayinc.com/governance.cfm and are summarized below along with certain other of our governance practices.

Committee Responsibilities. Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Independence. The rules of The Nasdaq Stock Market require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that the director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete an independence questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of the Nasdaq Global Select Market and our Corporate Governance Guidelines. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

Our Board has determined that each of the following directors is independent under the listing standards of the Nasdaq Global Select Market: Mr. Anderson, Mr. Andreessen, Mr. Barnholt, Mr. Bourguignon, Mr. Cook,

Mr. Ford, Ms. Lepore, Mr. Moffett, Mr. Schlosberg, and Mr. Tierney. In making this assessment, the Board considered the transactions, relationships, and arrangements described under the heading “Certain Transactions with Directors and Officers” below.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change.

Leadership Structure, Lead Independent Director, and Role in Risk Oversight. In accordance with our Bylaws, our Board elects our Chairman and our Chief Executive Officer, or CEO, and each of these positions may be held by the same person or may be held by different people. Under our Corporate Governance Guidelines, the Board does not have a policy on whether the role of the Chairman and CEO should be separate, but currently the offices of Chairman and CEO are separated (and these offices have been separated since we became a public company). Mr. Omidyar currently serves as our Chairman. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time as it allows our CEO to focus primarily on his management responsibilities. Our independent directors have also designated a lead independent director. Mr. Omidyar is not considered an independent director. The lead independent director chairs and may call formal closed sessions of the independent directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. In addition, the lead independent director, together with the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election. Mr. Barnholt is currently the lead independent director, having been appointed to a two-year term in June 2008, and will continue to serve as lead independent director for an additional two-year term following our 2010 Annual Meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight at eBay, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing us. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. The Audit Committee reviews with our Senior Vice President, Legal Affairs & General Counsel significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies.

Our Vice President of Internal Audit and Risk Management, or Internal Auditor, whose appointment, compensation, and performance are reviewed and evaluated by the Audit Committee and who reports to and has direct access to the Audit Committee, is responsible for leading the formal risk assessment and management process within eBay. The Internal Auditor, through consultation with management, periodically assesses the major risks facing eBay and works with those executives responsible for managing each specific risk. The Internal Auditor periodically reviews with the Audit Committee the major risks facing eBay and the steps management has taken to monitor and mitigate those risks. The executive responsible for managing a particular risk may also report to the Audit Committee on how the risk is being managed and mitigated.

In addition to the general oversight responsibility that has been delegated to the Audit Committee, the Board has delegated to other committees the oversight of risks within their areas of responsibility and expertise. For example, the Compensation Committee oversees the risks associated with our compensation policies and practices and our succession planning process and the Corporate Governance and Nominating Committee oversees the risks associated with our overall corporate governance.

Risk Assessment of Compensation Policies and Practices. We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. This analysis was presented to both the Audit Committee and the Compensation Committee.

Stockholder Communication. Stockholders may communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (3) clearly unrelated to our business, industry, management, or Board or committee matters.

Attendance at Annual Meetings. Absent exigent circumstances, all directors are expected to attend eBay’s annual meeting of stockholders. Except for Mr. Andreessen and Mr. Tierney, all of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in April 2009, attended such meeting.

Formal Closed Sessions. At the conclusion of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

Board Compensation. Board compensation is determined by the Compensation Committee. Since 2003, Board compensation has consisted of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current Board compensation can be found under the heading “Compensation of Directors” below.

Stock Ownership Guidelines. In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our CEO). The guidelines provide that the required ownership level for each executive officer is re-calculated whenever an executive officer changes pay grade, and as of January 1 of every third year. Until an executive officer achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. Directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebayinc.com/governance.cfm. The ownership levels of our executive officers and directors as of March 4, 2010 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Outside Advisors. The Board and each of its principal committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Conflicts of Interest. We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive, and employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives, and employees.

Transparency. We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our website at http://investor.ebayinc.com/governance.cfm.

Board Effectiveness and Director Performance Reviews. It is important that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The lead independent director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning. The Board recognizes the importance of effective executive leadership to eBay’s success. We conduct an annual review process that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO, and details on these succession plans, including potential successors for members of our executive staff (including the CEO), are presented to the Board. In addition, the Board reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Auditor Independence. We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2009 and 2008 and our policy on pre-approval of non-audit services are described under “Proposal 4 — Ratification of Appointment of Independent Auditors” below.

Corporate Hotline. We have established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern.

BOARD COMMITTEES AND MEETINGS

During 2009, our Board held seven meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Our Audit Committee consists of Mr. Anderson, Ms. Lepore, Mr. Moffett, and Mr. Schlosberg, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market and the SEC. Mr. Anderson is the chairman of the committee. The Audit Committee held 12 meetings during 2009. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, reviews and approves the fees of the independent auditors, and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee approves the compensation of our Vice President of Internal Audit and Risk Management, who meets with the committee regularly without other members of management present.

The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds, and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to the company. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

Compensation Committee

Our Compensation Committee consists of Mr. Barnholt, Mr. Bourguignon, Mr. Ford, and Mr. Tierney. Mr. Barnholt is the chairman of the committee. The committee met nine times during 2009. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Global Select Market. The Compensation Committee Charter permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Role of the Compensation Committee” and “— Role of Executive Officers and Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during 2009 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Mr. Cook, Ms. Lepore, Mr. Schlosberg, and Mr. Tierney. Effective October 1, 2009, Mr. Tierney became the chairman of the committee. Previously, Mr. Cook served as chairman of the committee. The committee met three times during 2009. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Global Select Market. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee, reviews the qualifications of candidates for the Board of Directors, and makes recommendations to the Board of Directors on potential Board members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s character, integrity, judgment, skills, background, experience of particular relevance to the Company, ability to work well with others and time available to devote to Board activities, among other factors. The committee also considers the interplay of a candidate’s background and expertise with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board. The committee also values diversity as a factor in selecting nominees to serve on the Board. Although the committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis our Corporate Governance Guidelines. Stockholders wishing to submit recommendations or director nominations for our 2011 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2010 Annual Meeting” above. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 4, 2010 by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
Pierre M. Omidyar(2)	155,312,408	12.0%
John J. Donahoe(3)	2,506,483	*
Robert H. Swan(4)	1,049,732	*
Mark T. Carges(5)	134,774	*
Lorrie M. Norrington(6)	858,681	*
Scott Thompson(7)	1,221,048	*
Fred D. Anderson(8)	84,767	*
Marc L. Andreessen(8)	9,529	*
Edward W. Barnholt(8)	53,267	*
Philippe Bourguignon(8)	144,767	*
Scott D. Cook(9)	541,773	*
William C. Ford, Jr.(10)	159,542	*
Dawn G. Lepore(11)	301,267	*
David M. Moffett(12)	13,767	*
Richard T. Schlosberg, III(13)	84,767	*
Thomas J. Tierney(14)	132,767	*
All directors and executive officers as a group (19 persons)(15)	165,942,176	12.6

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 4, 2010 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,305,366,806 shares of common stock outstanding as of March 4, 2010.

(2)	Mr. Omidyar is our founder and Chairman of the Board. Includes 100,000 shares held by his spouse as to which he disclaims beneficial ownership, and 14,454,299 shares Mr. Omidyar has pledged as security.

(3)	Mr. Donahoe is our President and CEO. Includes 2,273,972 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010.

(4)	Mr. Swan is our Senior Vice President, Finance and Chief Financial Officer. Includes 888,015 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010.

(5)	Mr. Carges is our Senior Vice President, Technology. Includes 101,770 shares Mr. Carges has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010.

(6)	Ms. Norrington is our President, eBay Marketplaces. Includes 796,533 shares Ms. Norrington has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010.

(7)	Mr. Thompson is our President, PayPal. Includes 1,109,301 shares Mr. Thompson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010.

(8)	Includes, in the case of Mr. Anderson, 78,767 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010; in the case of Mr. Andreessen, 4,129 shares Mr. Andreessen has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010; in the case of Mr. Barnholt, 48,767 shares Mr. Barnholt has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010; and, in the case of Mr. Bourguignon, 138,767 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010.

(9)	Includes 378,767 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010. The address for Mr. Cook is c/o Intuit Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(10)	Includes (a) 25 shares held by Mr. Ford’s spouse as a custodian for the trust for his children and as to which Mr. Ford disclaims beneficial ownership and (b) 750 shares held in a trust for two of Mr. Ford’s children as to which Mr. Ford is trustee and as to which Mr. Ford disclaims beneficial ownership. Includes 33,767 shares Mr. Ford has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010. The address for Mr. Ford is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(11)	Includes 281,267 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010. The address for Ms. Lepore is c/o drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

(12)	Includes 8,767 shares Mr. Moffett has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010.

(13)	Includes 78,767 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010. The address for Mr. Schlosberg is c/o Bank of San Antonio, 800 E. Sonterra Blvd., Suite 140, San Antonio, Texas 78257.

(14)	Includes 128,767 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of March 4, 2010. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, Massachusetts 02116.

(15)	Includes 9,141,289 shares subject to options exercisable within 60 days of March 4, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2009, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that one amended Form 4 involving a stock option grant made to Ms. Norrington was filed late.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Audit Committee is charged with reviewing reports relating to compliance program activities and the adjudication of potential conflict of interest situations under our Code of Business Conduct. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our proxy statement. The charter of our Audit Committee and our Code of Conduct may be found on our investor relations website at http://investor.ebayinc.com/governance.cfm.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000 in any consecutive twelve-month period, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, holders of more than 5% of eBay’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

•	whether the terms of the transaction are (1) fair to eBay and (2) at least as favorable to eBay as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for eBay to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

•

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

On November 19, 2009, eBay, eBay International AG, a company organized under the laws of Switzerland and a wholly owned subsidiary of eBay, and Sonorit Holding, AS, a Norwegian company and a wholly owned subsidiary of eBay, or Sonorit, completed the sale of the share capital of Skype Luxembourg Holdings S.à r.l., Skype Inc. and Sonorit, or collectively with their respective subsidiaries, the Skype Companies, to Springboard Group S.à r.l. (now Skype Global S.à r.l.), or the Buyer, an entity organized and owned by an investor group led by Silver Lake and including Joltid Limited and certain of its affiliated parties, the Canada Pension Plan Investment Board and the Andreessen Horowitz Fund I, L.P., or the Andreessen Horowitz Fund. Mr. Andreessen, a member of our Board, is a general partner of the Andreessen Horowitz Fund, which owns less than 5% of the Buyer.

The consideration received by us at the closing of the sale of the Skype Companies, which was determined based upon arm’s-length negotiations between the parties, consisted of (1) approximately $1.9 billion in cash, (2) a subordinated note issued by a subsidiary of the Buyer in the principal amount of $125 million, and (3) an equity stake of approximately 30% of the outstanding capital stock of the Buyer. In February 2010, the Buyer fully repaid the subordinated note.

In February 2009, Morgan Stanley & Co. Incorporated, or Morgan Stanley, reported beneficial ownership of our common stock in excess of 5% of our total outstanding common stock. In February 2010, Morgan Stanley reported that its beneficial ownership was less than 5%. During 2009, we engaged Morgan Stanley and certain of its affiliates from time to time to provide financial and investment services to us, including financial advisory services, investment management services, investment brokerage services and foreign exchange brokerage services. The total amount of fees we paid to Morgan Stanley for these services in 2009 was approximately $6.64 million. In addition, Morgan Stanley may earn a spread on investment and foreign exchange trading activities performed by Morgan Stanley on our behalf where we do not pay them a fee for its services. All of these arrangements were entered into in the ordinary course of business and on an arm’s-length basis.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

PROPOSALS  REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide for the Board to be divided into three classes, with each class having a three-year term. The first class currently consists of four directors, the second class currently consists of four directors and the third class currently consists of three directors. The term of office for the first class expires at our 2011 Annual Meeting, the term of office for the second class expires at our 2012 Annual Meeting, and the term of office for the third class expires at our upcoming Annual Meeting. A director who is elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

As disclosed in our Form 8-K filed with the SEC on February 1, 2010, Mr. Bourguignon, who is a member of the third class and whose term will expire at our upcoming Annual Meeting, has decided not to stand for re-election. At a meeting of our Board held in March 2010, the Board determined to move one director from the second class to the third class to achieve a more equal balance of membership among the directors. Accordingly, in March 2010, Mr. Schlosberg agreed to resign as a director for the second class, and was immediately reappointed to the Board as a director for the third class. Mr. Schlosberg continues to serve on our Audit Committee and Corporate Governance and Nominating Committee. The resignation and reappointment of Mr. Schlosberg was effected solely to satisfy certain legal requirements under Delaware law and our Certificate of Incorporation and Bylaws in order to rebalance the Board classes, and for all other purposes, including director compensation and vesting of equity, Mr. Schlosberg’s service on the Board is deemed to have continued uninterrupted.

Our Board is presently composed of 12 members, 10 of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. The three nominees standing for election at the Annual Meeting are from the third class of directors, whose term of office expires at the upcoming Annual Meeting. These three nominees are all currently members of the Board of Directors and have been previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2013 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Majority Vote Standard for Election of Directors; Director Resignation Policy. Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is one in which the Board has determined that the number of nominees exceeds the number of directors to be elected at the meeting and has not rescinded this determination by the date that is at least 20 days prior to the date of the meeting as initially announced.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In accordance with our Corporate Governance Guidelines, our Board expects each incumbent director who is nominated for re-election to resign, in accordance with the procedure set forth in our Bylaws, from the Board if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws. Our Corporate Governance Guidelines provide that, in considering whether to nominate any incumbent director for re-election, the Board will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election. If a nominee who is an incumbent director does not receive the required vote for re-election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the committee will review factors it deems relevant, which may include any stated reasons for “AGAINST” votes, whether the underlying cause or causes of the “AGAINST” votes are curable, criteria considered by the committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the company, and the director’s contributions to the company. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. Each director nominee is currently serving on the Board and has submitted an irrevocable resignation of the type described above.

Set forth below is biographical information for each of the nominees as well as for each director whose term of office will continue after the upcoming Annual Meeting.

Director Qualifications. All of our directors have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of eBay. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of eBay.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2013 ANNUAL MEETING

David M. Moffett

David M. Moffett, age 58, has served as a director of eBay since July 2007. The Board concluded that Mr. Moffett should continue to serve as a director of eBay in part due to his extensive experience in the payments business as a result of his involvement with the development of U.S. Bancorp’s global expansion of its merchant processing business, his extensive experience in the financial services industry and global financial management and regulatory expertise as the former Chief Executive Officer and Chief Financial Officer of financial services firms, both of which are particularly relevant to PayPal’s and Bill Me Later’s businesses. Mr. Moffett served as Chief Executive Officer of Federal Home Loan Mortgage Corp. (Freddie Mac) from September 2008 to March 2009, and as a director of Freddie Mac from December 2008 to March 2009. Mr. Moffett has more than 30 years of strategic finance and operational experience in banking and payment processing. He joined Star Banc

Corporation in 1993 as Chief Financial Officer and played integral roles as Star Banc Corporation acquired Firstar Corporation in 1998, which then acquired U.S. Bancorp in February 2001, retaining the U.S. Bancorp name. Prior to 1993, Mr. Moffett held executive level positions at some of the nation’s leading financial services companies, including Bank of America and Security Pacific Corp. Mr. Moffett also served on the Board of Directors of MBIA Inc. from May 2007 to September 2008, The E.W. Scripps Company from May 2007 to November 2008 and Building Materials Holding Corp from May 2006 to November 2008. Mr. Moffett holds a B.S. degree in Economics from the University of Oklahoma and a Master’s degree from Southern Methodist University.

Richard T. Schlosberg, III

Richard T. Schlosberg, III, age 65, has served as a director of eBay since March 2004. The Board concluded that Mr. Schlosberg should continue to serve as a director of eBay in part due to his experience as a Chief Executive Officer in the newspaper/publishing industry, which is particularly relevant to eBay’s classifieds business, and extensive management expertise. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David and Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company and publisher and Chief Executive Officer of the Los Angeles Times. Prior to that, he served in the same role at the Denver Post. Mr. Schlosberg served on the board of directors of BEA Systems Inc. from April 2005 to April 2008 and currently serves on the board of directors of Edison International, and is also a founding Director of the U.S. Air Force Academy Endowment and a Director of the San Antonio Medical Foundation. Mr. Schlosberg is also Chairman of the Board of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an M.B.A. degree from the Harvard Business School.

Thomas J. Tierney

Thomas J. Tierney, age 56, has served as a director of eBay since March 2003. The Board concluded that Mr. Tierney should continue to serve as a director of eBay in part due to his extensive managerial experience as Chief Executive Officer of a global strategic consulting company, which is relevant to eBay’s overall business and the Board’s oversight of management. Mr. Tierney is the founder of The Bridgespan Group, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of Aligning the Stars, a book about organization and strategy.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2011 ANNUAL MEETING

Fred D. Anderson

Fred D. Anderson, age 65, has served as a director of eBay since July 2003. The Board concluded that Mr. Anderson should continue to serve as a director of eBay in part due to his extensive global financial management expertise as the former Chief Financial Officer of global technology firms, which is relevant to eBay’s overall business. This expertise has also led the Board to determine that he is an “audit committee financial expert” as defined by the SEC. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple Inc., Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple Inc., including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also served on the board of directors of Apple Inc. from June 2004 to June 2006 and E.Piphany, Inc. from May 2003 to September 2005. Mr. Anderson currently serves on the board of directors of Move, Inc. and Palm, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. degree from the University of California, Los Angeles.

Edward W. Barnholt

Edward W. Barnholt, age 66, has served as a director of eBay since April 2005. The Board concluded that Mr. Barnholt should continue to serve as a director of eBay in part due to his experience as a former Chairman of a large global technology firm and his extensive global management, operational, and industry expertise as the former Chief Executive Officer and Executive Vice President of relatively large global technology firms, which is relevant given that eBay is a global technology company. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until March 2005, and served as Chairman of the Board of Agilent from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt also served on the board of directors of Agilent Technologies Inc. from November 2002 to March 2005 and currently serves as the Non-Executive Chairman of the Board of KLA-Tencor Corporation, a member of the Board of Directors of Adobe Systems Incorporated, and a member of the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt holds a B.S. and an M.S. degree in Electrical Engineering from Stanford University.

Scott D. Cook

Scott D. Cook, age 57, has served as a director of eBay since June 1998. The Board concluded that Mr. Cook should continue to serve as a director of eBay in part due to his extensive knowledge of eBay having been a director since 1998, which brings historic knowledge and continuity to the Board, and his operational and industry expertise obtained from his experience as Chairman of the Executive Committee and as a former Chief Executive Officer of a major global consumer-facing technology company and a technologist, which is relevant given that eBay is a global consumer-focused technology company. Mr. Cook is the founder of Intuit Inc., a maker of business and financial management technology solutions, including Quickbooks, Quicken and TurboTax. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company, The Asia Foundation and The Intuit Scholarship Foundation. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

John J. Donahoe

John J. Donahoe, age 49, serves eBay as its President and Chief Executive Officer. He has served in that capacity since March 2008, and as a director of eBay since January 2008. The Board concluded that Mr. Donahoe should continue to serve as a director of eBay in part due to his role as eBay’s President and Chief Executive Officer and his knowledge of the day-to-day operations of eBay obtained as a result of that role, as well as his extensive previous managerial experience as Worldwide Managing Director of a global strategic consulting company, which is relevant to eBay’s overall business. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate of eBay. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to February 2005, Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College and on the board of directors of Intel Corporation. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2012 ANNUAL MEETING

Marc L. Andreessen

Marc L. Andreessen, age 38, has served as a director of eBay since September 2008. The Board concluded that Mr. Andreessen should continue to serve as a director of eBay in part due to his extensive experience as an Internet entrepreneur and a technologist, which is relevant given that eBay is a technology-driven company and has a continuing need to innovate. Mr. Andreessen is a co-founder and chairman of Ning Inc., an online platform for people to create their own social networks founded in late 2004. From September 1999 to July 2007, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.). From March 1999 to September 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc. From April 1994 to March 1999, Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. Mr. Andreessen also served on the board of directors of Blue Coat Systems from 1999 to September 2005. Mr. Andreessen currently serves on the board of directors of Hewlett-Packard Company, Facebook Inc., Skype Global S.à r.l., Stanford Hospital and Room to Read. Mr. Andreessen holds a B.S. degree in Computer Science from the University of Illinois at Urbana-Champaign.

William C. Ford, Jr.

William C. Ford, Jr., age 52, has served as a director of eBay since July 2005. The Board concluded that Mr. Ford should continue to serve as a director of eBay in part due to his experience as Executive Chairman and as a former Chief Executive Officer of a global consumer-facing company and his extensive managerial expertise, which is relevant to eBay’s overall business. Mr. Ford has served as Executive Chairman of the Board of Directors of Ford Motor Company, a company that manufactures and distributes automobiles, since September 2006 and has served as Chairman of the Board of Ford since January 1999. Mr. Ford also serves as Chairman of Ford’s Finance Committee and as a member of Ford’s Environmental and Public Policy Committee. From October 2001 to September 2006, Mr. Ford was Ford’s Chief Executive Officer. Mr. Ford has held a number of management positions at Ford since 1979. Mr. Ford serves as Vice Chairman of The Detroit Lions, Inc., Chairman of the Detroit Economic Club and Vice Chairman of Detroit Renaissance. Mr. Ford holds a B.A. degree from Princeton University and a M.S. degree in Management from the Massachusetts Institute of Technology.

Dawn G. Lepore

Dawn G. Lepore, age 55, has served as a director of eBay since December 1999. The Board concluded that Ms. Lepore should continue to serve as a director of eBay in part due to her extensive knowledge of eBay having been a director since 1999, which brings historic knowledge and continuity to the Board, and her operational and industry expertise as the Chief Executive Officer of an online consumer-facing retail company and her extensive expertise managing complex global information technology systems, which is relevant given that eBay is a technology-driven company. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. Ms. Lepore also serves on the board of directors of The New York Times Company. Ms. Lepore holds a B.A. degree from Smith College.

Pierre M. Omidyar

Pierre M. Omidyar, age 42, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996. The Board concluded that Mr. Omidyar should continue to serve as a director of eBay in part due to the fact that he is eBay’s founder, which brings historic knowledge and continuity to the Board, and also its largest stockholder and due to his extensive experience as an entrepreneur and a technologist, both of which are relevant given eBay is a technology-driven company and has a continuing need to innovate. Mr. Omidyar served as eBay’s Chief Executive Officer, Chief Financial Officer, and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communications platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Inc., and for other Macintosh-oriented software development companies. Mr. Omidyar is currently the Chief Executive Officer and publisher of Peer News and co-founder and chairman of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives. He also serves on the Board of Trustees of Tufts University, Omidyar-Tufts Microfinance Fund, the Santa Fe Institute and the Punahou School, and the Roshan Cultural Heritage Institute. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

PROPOSAL 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR EBAY INCENTIVE PLAN

The Board approved and adopted the eBay Incentive Plan, which we refer to as the eIP, on March 17, 2005. The eIP was originally approved by eBay’s stockholders on June 23, 2005. The eIP is being submitted to stockholders to extend the term of the plan so that payments to certain executive officers under the eIP will continue to be deductible by eBay for federal income tax purposes, as described below. The amended and restated eIP also adds performance measures that our Compensation Committee may use to grant performance-based bonuses under the plan and increases the maximum amount payable to a “covered employee” under the plan in any calendar year to $5 million.

The approval of the amendment and restatement of the eIP by eBay’s stockholders requires the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the amendment and restatement of the eIP must exceed the number of votes “AGAINST” the approval of the amendment and restatement of the eIP.

The eIP is an element of our overall compensation strategy to align employee compensation with our annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and motivate them to enhance the value of our company.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1 million, unless the plan contains certain features that qualify the compensation as “performance-based compensation.” The eIP is intended to satisfy the requirements for “performance-based compensation” as required by Section 162(m) of the Code. One of the requirements of “performance-based compensation” is that compensation be paid pursuant to a plan that has been approved by the company’s stockholders at least once every five years. Accordingly, eBay is asking stockholders to approve the amendment and restatement of the eIP to satisfy the requirements of Section 162(m), to add potential performance measures that our Compensation Committee may use to grant performance-based awards under the plan, and to increase the maximum amount that may be payable to any covered employee under the plan in any calendar year to $5 million. The potential performance measures added to the eIP include multiples of price-to-earnings, multiples of price-to-earnings to growth, market share, and employee engagement/satisfaction metrics. The Board believes the approval of the amendment and restatement of the eIP is in the best interest of eBay and its stockholders. If the amendment and restatement of the eIP is not approved by the stockholders, the eIP could not be used for awards.

The Compensation Committee approved the addition of certain metrics as performance criteria under the plan and the increase to annual limits for individual participants under the plan to $5 million. The additional metrics are being added to align the performance criteria under the eIP with the performance criteria under our 2008 Amended and Restated Equity Incentive Award Plan (taking into account the amendment and restatement of the plan pursuant to Proposal 3). We believe that increasing the individual annual limit under the eIP to $5 million will provide us the continued ability to attract and retain our most senior executives.

A summary of the principal provisions of the eIP is set forth below. The summary is qualified by reference to the full text of the amendment and restatement of the eIP, a copy of which is attached as Appendix A to this proxy statement.

GENERAL AND ADMINISTRATION

The eIP provides for an annual bonus to eligible eBay employees. The Compensation Committee is responsible for administering the eIP. The members of the Compensation Committee (or the sub-committee selected to administer the eIP) must qualify as “outside directors” under Section 162(m) of the Code in order for incentive awards to “covered employees” to qualify as deductible “performance-based compensation” under the Code. The Compensation Committee has complete and absolute authority to make decisions regarding the administration of the eIP, including interpreting the terms and provisions, and establishing, adjusting, or paying incentive awards. Under the amended eIP, no participant may receive an award of more than $5 million (or the equivalent amount of equity, based on fair market value on the date of grant) in any calendar year. Under the existing eIP, the maximum award is $3 million.

ELIGIBILITY

All active regular full-time and part-time employees who are notified by us are eligible to participate in the eIP. Employees who participate in other bonus programs, such as any sales incentive plan, are not eligible to participate in the eIP unless they are specifically made eligible in writing by one of our executive officers. In addition, we may, in our sole discretion, provide for a payout under the eIP for any employee who has changed positions and, as a result, may have been eligible to participate in the eIP and another bonus program during a quarter. The eIP contains special provisions for designating additional eligible employees (e.g., new hires) for participation in the eIP.

As of December 31, 2009, we and our consolidated subsidiaries employed approximately 16,400 persons (including temporary employees), of which approximately 13,600 are currently eligible to participate in the eIP.

PERFORMANCE

Under the eIP, the Compensation Committee will determine the performance period for measuring actual performance. The Compensation Committee will establish for each performance period:

•	the performance measures based on business criteria and target levels of performance; and

•	a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals.

Performance measures are based on one or more of the following types of performance criteria:

•	volume criteria (including trading volume, gross merchandise volume, and total payment volume)

•	users

•	revenue

•

income criteria (including operating income, EBITDA, net earnings (either before or after interest, taxes, depreciation, and amortization), net income (either before or after taxes), earnings per share, and earnings using a non-GAAP measurement)

•	multiples of price-to-earnings

•	multiples of price-to-earnings to growth

•	return criteria (including return on net assets, return on gross assets, return on equity, return on invested capital, stock price appreciation, and total stockholder return)

•	stock price

•	cash flow criteria (including operating cash flow and free cash flow)

•	margin criteria (including net margins and operating margins)

•	economic profit

•	employee productivity

•	customer satisfaction metrics

•	market share

•	employee engagement/satisfaction metrics

Any of the above criteria may be measured with respect to us, or any subsidiary, affiliate or other business unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group and either in accordance with, or not in accordance with, generally accepted accounting principles, or GAAP. The Compensation Committee defines in an objective fashion the manner of calculating the performance criteria it selects to use for such awards.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant. This may include designating performance goals on either company-wide or business unit performance, as appropriate for a participant’s specific responsibilities.

ESTABLISHMENT OF TARGET BONUSES

The Compensation Committee will designate those eligible employees who are to be participants in the eIP for that year and will specify the terms and conditions for the determination and payment of an incentive award to each of those participants. The Compensation Committee may condition the payment of an incentive award upon the satisfaction of such objective or subjective standards as it deems appropriate. Under ordinary circumstances, these performance measures will be established within 90 days of the commencement of a performance period, or within the period that is the first 25% of any performance period that is shorter than 12 months.

COMMITTEE CERTIFICATION AND DETERMINATION OF INCENTIVE AWARDS

As soon as practicable after the end of each performance period, the Compensation Committee will certify in writing whether the stated performance goals have been met and will determine the amount of the incentive award to be paid to each eIP participant. The Compensation Committee may decrease (but cannot increase) an incentive award paid to a covered employee. In determining that amount, the Compensation Committee will consider the established target bonuses, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any incentive award that would otherwise be payable.

PAYMENT OF INCENTIVE AWARDS

Following the Compensation Committee’s determination of incentive awards to be paid, those incentive awards will generally be paid in cash (subject to any election made by an eligible employee to defer all or a portion of the incentive award, if permitted to do so) or equity pursuant to an eBay equity-based award plan under which securities have been registered on Form S-8.

DURATION AND AMENDMENT

If the amendment and restatement of the eIP is approved by stockholders, it will continue in effect until the fifth anniversary of the date of such approval. The Compensation Committee may amend or terminate the eIP at any time and for any reason. In order to maintain the eIP’s qualification under Section 162(m) of the Code, material amendments of the eIP will require stockholder approval.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR

2008 EQUITY INCENTIVE AWARD PLAN

We are asking you to approve the amendment and restatement of the eBay Inc. 2008 Equity Incentive Award Plan, or the 2008 Plan, to increase the number of shares of common stock we may issue under the 2008 Plan by 20 million shares from 85 million to 105 million shares, to add potential performance measures that our Compensation Committee may use to grant performance-based awards and to increase the maximum number of shares of common stock that may be granted to any one participant under the plan during any calendar year. Our Board has adopted, subject to stockholder approval, the amendment and restatement of the 2008 Plan to provide us the continued ability to grant a variety of equity awards as a valuable tool to help attract and retain members of our Board and employees and consultants of our company and its subsidiaries.

In connection with the adoption of the amendment and restatement of the 2008 Plan, the Board has authorized, contingent upon stockholder approval of the amendment and restatement of the 2008 Plan, an amendment to the eBay Inc. 2001 Equity Incentive Plan, or the 2001 Plan, to reduce the number of shares reserved for issuance and, therefore, available for grant under that plan by 20 million shares of common stock to help offset the dilutive impact created by the adoption of the amendment and restatement of the 2008 Plan, which will reduce the number of shares available for grant pursuant to the 2001 Plan to approximately 10.45 million shares.

The amendment and restatement of the 2008 Plan will become effective only if it is approved by the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the amendment and restatement of the 2008 Plan must exceed the number of votes “AGAINST” the approval of the amendment and restatement.

INTRODUCTION

The purpose of the 2008 Plan is to promote the success and enhance the value of our company by linking the personal interests of employees, the members of our Board, and consultants to those of our stockholders and by providing these individuals with an incentive to work to generate superior returns to our stockholders. The 2008 Plan is also intended to provide us with flexibility in creating competitive plans to motivate, attract, and retain the services of employees, members of our Board and consultants upon whose judgment, interest, and special effort our success is largely dependent. We also encourage stock ownership by our senior executives and members of our Board through the use of equity awards and stock ownership guidelines applicable to our executive officers and directors.

As a result of various historical factors, we currently maintain multiple plans, each typically used to grant awards to different groups of employees. Over the next several years, we intend to reduce the number of plans we administer and primarily rely on one plan to grant awards to employees. A simple, smoothly functioning equity award program is an important component of our general compensation program and helps to streamline our daily operations.

As explained in greater detail in the Compensation Discussion and Analysis section of this proxy statement, over time our equity grants have shifted from being made in the form of stock options to being made in the form of combinations of time-based restricted stock units, or RSUs, performance-based RSUs and/or stock options for our most senior classes of employees and purely as time-based RSUs for other employees. In order to continue to make grants in accordance with the compensation philosophy adopted by the Compensation Committee, our Compensation Committee and the Board have approved and are asking you to approve the amendment and restatement of our 2008 Plan. This will ensure that we have sufficient shares authorized and available for grants of equity awards and the flexibility to create the most appropriate equity grant program possible.

As of March 4, 2010, we had a total of 74.01 million shares available for grant under our equity incentive plans, consisting of (1) 42.70 million shares available for grant under the 2008 Plan, (2) 30.45 million shares available for grant under the 2001 Plan, and (3) 0.86 million shares available for grant under the eBay Inc. 2003 Deferred Stock Unit Plan, or 2003 Plan. Assuming stockholder approval of the amendment and restatement of the 2008 Plan (together with the reduction of shares available for grant under the 2001 Plan described above, which is contingent upon stockholder approval of the amendment and restatement of the 2008 Plan) and based on the awards outstanding under our equity incentive plans as of March 4, 2010, we would have a total of 74.01 million shares available for grant under all plans, consisting of an aggregate total of (1) 62.70 million shares available for grant under the 2008 Plan, (2) 10.45 million shares available for grant under the 2001 Plan, and (3) 0.86 million shares available for grant under the 2003 Plan. The number of shares available for grant under the 2008 Plan, 2003 Plan and 2001 Plan may increase in connection with the cancellation or forfeiture of awards outstanding under such plans.

In addition, eBay is asking stockholders to approve certain amendments to the 2008 Plan that add potential performance measures that our Compensation Committee may use to grant performance-based awards under the plan and that increase the maximum number of shares of common stock that may be granted to any one participant under the plan during any calendar year. The potential performance measures added to the 2008 Plan include employee engagement/satisfaction metrics. The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2008 Plan during any calendar year has been increased to 2 million.

The following tables provide information about our outstanding stock options as of March 4, 2010. Approximately 61.9% of outstanding stock options were exercisable on that date and 59.9% of exercisable options had exercise prices above the closing price on that date. In addition to stock options, we had 45.24 million unvested shares of restricted stock, RSUs, and deferred stock units granted and outstanding under our equity incentive plans as of March 4, 2010.

	Aggregate Options Outstanding			Aggregate Options Exercisable
Range of Exercise Prices	Number Outstanding as of 3/4/10 (in thousands)	Weighted- Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable as of 3/4/10 (in thousands)	Weighted Average Exercise Price
Under $10.00	4,750	7.05	$3.57	1,633	$3.07
$10.01 - $20.00	17,970	4.02	13.91	11,556	15.03
$20.01 - $30.00	20,822	5.14	25.40	10,010	26.41
$30.01 - $40.00	11,188	3.90	34.84	9,893	35.11
$40.01 - $50.00	1,882	4.29	42.70	1,880	42.70
$50.01 and above	150	2.93	56.50	150	56.50

Total	56,762	4.67	$22.45	35,124	$25.03

As of March 4, 2010, the total number of equity incentive awards granted plus shares available for grant under all active plans (but not giving effect to the amendment and restatement of the 2008 Plan and the amendment to the 2001 Plan, discussed above) as a percentage of our outstanding shares (also referred to as our “equity overhang”), was equal to 13.48%.

We and the Compensation Committee review our equity program annually to ensure that we are balancing our goal to include the use of equity in our compensation programs to attract and motivate our employees with our interest and our stockholders’ interest in limiting dilution from our equity plans. We have adjusted our grant guidelines over the past two years to significantly increase the use of RSUs in lieu of stock options for our equity program. We have also monitored market trends carefully and have made reductions in our grant guidelines at most levels to reflect the reduced use of equity by our competitors. The following table provides information on our annual share usage.

Run Rate (shares in millions)

	2007	2008		2009		3-Year Average
Stock options granted (includes assumed options)	20.74	23.28		9.88		17.97
Time-based restricted stock and RSUs granted	9.23	23.61		23.96	(1)	18.93
Performance-based RSUs earned	0.10	0.07		0.17		0.11
Total number of shares cancelled	15.36	21.37		29.07	(2)	21.93
Weighted average common shares outstanding	1,359	1,304		1,290		1,318
Net run rate(3)	1.08%	1.96%		0.37	%(4)	1.14%
Equity awards made to Named Executive Officers (as a percentage of equity awards granted under the 2008 Plan)	5.68%	9.53	%(5)	6.68	%(6)	7.30%

(1)	Excludes approximately 5.0 million RSUs granted in connection with the one-time stock option exchange program completed in September 2009, or option exchange.

(2)	Excludes approximately 42.6 million stock options accepted for exchange and cancelled in connection with the one-time option exchange.

(3)	Net run rate is calculated as (a) all shares (i) granted as stock options or RSUs or (ii) earned as performance-based RSUs, minus (b) the number of shares or options cancelled, divided by (c) the weighted average common shares outstanding.

(4)	For 2009, the net run rate calculation excludes stock options cancelled, and new RSUs and new options issued, in connection with the one-time option exchange.

(5)	For 2008, we had seven named executive officers, as compared with five named executive officers for each of 2007 and 2009.

(6)	For 2009, the calculation excludes approximately 5.0 million RSUs granted in connection with the one-time option exchange from the denominator.

Subject to stockholder approval of the amendment and restatement of the 2008 Plan, the 2008 Plan adds employee engagement/satisfaction metrics as new performance criteria for the purposes of granting awards that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. We believe that the addition of employee engagement/satisfaction metrics to the performance criteria approved for performance-based awards under the 2008 Plan will provide us more flexibility to make awards under the 2008 Plan using performance goals that continue to align the interests of our named executive officers with those of our stockholders by allowing us to correlate the earning of compensation under the 2008 Plan with key metrics by which we believe our businesses are measured or that contribute to the success of our businesses over time.

Subject to stockholder approval of the amendment and restatement of the 2008 Plan, the 2008 Plan provides that the maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2008 Plan during any calendar year is 2 million. We believe that increasing this limit will provide us the continued ability to grant equity awards to help attract and retain members of our Board and employees and consultants of our company and its subsidiaries.

A summary of the principal provisions of the 2008 Plan is set forth below. The summary is qualified by reference to the full text of the amendment and restatement of the 2008 Plan, which is attached as Appendix B to this proxy statement.

GENERAL

•	The 2008 Plan has a ten-year term from the date our stockholders initially approved the 2008 Plan in June 2008.

•

The 2008 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-based awards to eligible individuals.

•

Subject to stockholder approval of the amendment and restatement of the 2008 Plan, 105 million shares of common stock in the aggregate are authorized for issuance pursuant to awards under the 2008 Plan.

•

Subject to stockholder approval of the amendment and restatement of the 2008 Plan, the authorized shares of common stock under the 2008 Plan represent approximately 8.04% of the total outstanding shares of common stock as of March 4, 2010, the record date.

•	As of March 4, 2010, the closing price of our common stock on the Nasdaq Global Select Market was $24.84 per share.

ADMINISTRATION

The 2008 Plan is administered by the Compensation Committee of our Board. The Compensation Committee may delegate to a committee of one or more members of our Board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Code. Pursuant to this provision, our Compensation Committee’s current practice is to delegate to our Chief Executive Officer the authority to determine and make most of the individual grants to our employees below the level of Senior Vice President within guidelines approved by the Compensation Committee. Unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a non-employee director, and an “independent director” under the rules of The Nasdaq Stock Market (or other principal securities market on which shares of our common stock are traded).

The Compensation Committee has the exclusive authority to administer the 2008 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

ELIGIBILITY

Persons eligible to participate in the 2008 Plan include all non-employee members of our Board (which will be 11 directors following the Annual Meeting), approximately 11,000 employees of the company and its subsidiaries and affiliates, as determined by the Compensation Committee, and certain consultants. Mr. Omidyar has not received any grants under the 2008 Plan.

LIMITATION ON AWARDS AND SHARES AVAILABLE

Subject to stockholder approval of the amendment and restatement of the 2008 Plan, an aggregate of 105 million shares of common stock are available for grant pursuant to the 2008 Plan. The shares of common stock covered by the 2008 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

To the extent that an award terminates, expires, or lapses for any reason, or an award is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the 2008 Plan. Additionally, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award may be used again for new grants under the 2008 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates will not be counted against shares available for issuance under the 2008 Plan. The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2008 Plan.

Subject to stockholder approval of the amendment and restatement of the 2008 Plan, the maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2008 Plan during any calendar year is 2 million. The maximum amount that may be paid in cash to a “covered employee” during any calendar year with respect to any performance bonus award is $3 million.

AWARDS

The 2008 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock units, other stock-based awards, and performance-bonus awards. No determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the 2008 Plan. See the description under the New Plan Benefits heading below or the Summary Compensation Table and Grants of Plan-Based Awards Table below for information on prior awards to our named executive officers identified in those tables.

Stock Options. Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2008 Plan. The option exercise price of all stock options granted pursuant to the 2008 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant.

While we do not currently grant any incentive stock options and have no current intent to do so, to preserve maximum flexibility, the 2008 Plan allows us to grant incentive stock options. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

The Compensation Committee determines the methods by which an option holder may pay the exercise price of an option, or the related taxes, including, without limitation: (1) cash, (2) shares of common stock having a fair market value on the date of delivery equal to the aggregate payments required, or (3) other property acceptable to the Compensation Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale). However, no participant who is a member of the Board or an “executive officer” of the company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.

Restricted Stock Units. RSUs may be granted pursuant to the 2008 Plan. An RSU award provides for the issuance of common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The vesting and maturity dates will be established at the time of grant, and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each RSU scheduled to be paid out on such date and not previously forfeited (subject to applicable tax withholding requirements). The Compensation Committee will specify the purchase price, if any, to be paid by the participant to us for such shares of common stock. RSUs may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met. The tax consequences for RSUs outside of the U.S. may differ from the U.S. federal income tax consequences described in the preceding sentence.

Restricted Stock. Restricted stock may be granted pursuant to the 2008 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Compensation Committee (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

Additional Awards. The other types of equity awards that may be granted under the 2008 Plan include performance shares, performance stock units, dividend equivalents, deferred stock units, stock appreciation rights and other stock-based awards.

Performance bonus awards may also be granted pursuant to the 2008 Plan. Performance bonus awards are cash bonuses payable upon the attainment of pre-established performance goals based on established performance criteria and are intended to be performance-based awards within the meaning of Section 162(m) of the Code. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee. The following is a brief discussion of the requirements for awards, including performance bonus awards, to be treated as performance-based awards within the meaning of Section 162(m) of the Code.

The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax. Under the 2008 Plan, these performance-based awards may be either equity awards or performance bonus awards. Participants are entitled to receive payment for a performance-based award for any given performance period only to the extent that pre-established performance goals set by the Board for the period are satisfied. These pre-established performance goals are based on one or more of the following types of performance criteria:

•	volume criteria (including trading volume, gross merchandise volume, and total payment volume)

•	users

•	revenue

•

income criteria (including operating income, EBITDA, net earnings (either before or after interest, taxes, depreciation, and amortization), net income (either before or after taxes), earnings per share, and earnings using a non-GAAP measurement)

•	multiples of price-to-earnings

•	multiples of price-to-earnings to growth

•	return criteria (including return on net assets, return on gross assets, return on equity, return on invested capital, stock price appreciation, and total stockholder return)

•	stock price

•	cash flow criteria (including operating cash flow and free cash flow)

•	margin criteria (including net margins and operating margins)

•	economic profit

•	employee productivity

•	customer satisfaction metrics

•	market share

•	employee engagement/satisfaction metrics

Any of the above criteria may be measured with respect to us, or any subsidiary, affiliate or other business unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group and either in accordance with, or not in accordance with, GAAP. The Compensation Committee defines in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to the company on the date the performance-based award is paid to be eligible for a performance-based award for any period.

ADJUSTMENT PROVISIONS

Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend or certain recapitalizations may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, our Board will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and our Board determines that an adjustment to the plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2008 Plan, our Board will equitably adjust the 2008 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable.

EFFECT OF CERTAIN CORPORATE TRANSACTIONS

Outstanding awards do not automatically terminate in the event of a change in control. A “change in control” generally means a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If it does not do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and all forfeiture restrictions on such awards shall lapse. The unexercised portion of all outstanding awards may terminate upon the change in control. The acceleration of an award in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

AMENDMENT AND TERMINATION

The Compensation Committee, subject to approval of our Board, may terminate, amend, or modify the 2008 Plan at any time; however, stockholder approval will be obtained for any amendment (1) to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (2) to increase the number of shares available under the 2008 Plan, (3) to permit the Compensation Committee or our Board to grant options with a price below fair market value on the date of grant, or (4) to extend the exercise period for an option beyond ten years from the date of grant. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2008 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date the stockholders initially approved the 2008 Plan.

U.S. FEDERAL INCOME TAX CONSEQUENCES

With respect to nonqualified stock options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the purchased shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options, and in the year of the disposition the participant will recognize compensation taxable as ordinary income in an amount equal to the lesser of (1) the actual gain realized upon the disposition (i.e., the sale price minus the exercise price) or (2) the fair market value of the shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction.

The current U.S. federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); RSUs, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2008 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with U.S. Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

The 2008 Plan is designed to meet the requirements of Section 162(m); however, full value awards granted under the 2008 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). We cannot assure you that compensation attributable to options and full value awards granted under the 2008 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

The tax consequences for equity awards outside of the U.S. may differ from the U.S. federal income tax consequences described above.

NEW PLAN BENEFITS

Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2008 Plan. As of March 4, 2010, since the inception of the 2008 Plan, we had made the following equity grants under the 2008 Plan:

Number of RSUs Granted Under 2008 Plan
John J. Donahoe	508,681
Robert H. Swan	318,415
Mark T. Carges	216,000
Lorrie M. Norrington	115,012
Scott Thompson	144,617
All executive officers as a group	2,104,389
All non-employee directors as a group	256,240
All non-executive officer employees as a group	45,825,940

VOTE REQUIRED

Adoption of the amendment and restatement of the 2008 Plan requires approval by the affirmative vote of a majority of the votes cast with respect to the proposal by the shares present in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the amendment and restatement of the 2008 Plan must exceed the number of votes “AGAINST” the approval of the amendment and restatement of the 2008 Plan.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have appointed PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2010. We are submitting our appointment of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND

A VOTE IN FAVOR OF PROPOSAL 4.

AUDIT AND OTHER PROFESSIONAL FEES

During the fiscal years ended December 31, 2009 and December 31, 2008, fees for services provided by PwC were as follows (in thousands):

	Year Ended December 31,
	2009	2008
Audit Fees	$8,022	$6,521
Audit-Related Fees	1,017	981
Tax Fees	82	—
All Other Fees	40	—

Total	$9,161	$7,502

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, and for attestation services related to compliance with the Sarbanes-Oxley Act of 2002. “Audit-Related Fees” consist of fees billed for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax Fees” consist of fees billed for preparing tax returns and certain supporting tax work for Gmarket to facilitate the transition of Gmarket’s tax compliance work following the completion of our acquisition of Gmarket in June 2009. “All Other Fees” consist of fees billed for data analysis to meet regulatory needs for our works council in Germany. We did not incur any “Tax Fees” or any “All Other Fees” in the fiscal year ended December 31, 2008.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining their independence. All such non-audit services were pre-approved pursuant to the pre-approval policy set forth below.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board. The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2009, and earlier in 2010, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2009, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•

reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•

conferred with PwC and with senior management of eBay regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

•

discussed with PwC the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the statement on Auditing Standards No. 61, as amended (Communication With Audit Committees); and

•

obtained from PwC in connection with the audit a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

The Audit Committee held 12 meetings in 2009. Throughout the year we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm. We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of The Nasdaq Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebayinc.com/governance.cfm. Any future changes in the charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2009, which eBay filed with the SEC on February 17, 2010. We have also recommended, and the Board has approved, the appointment of PwC as our independent auditors for 2010.

AUDIT COMMITTEE

Fred D. Anderson, Chair

Dawn G. Lepore

David M. Moffett

Richard T. Schlosberg, III

OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 4, 2010.

Name	Age	Position
John J. Donahoe	49	President and Chief Executive Officer
Elizabeth L. Axelrod	47	Senior Vice President, Human Resources
Mark T. Carges	48	Senior Vice President, Technology
Michael R. Jacobson	55	Senior Vice President, Legal Affairs, General Counsel and Secretary
Alan L. Marks	47	Senior Vice President, Corporate Communications
Lorrie M. Norrington	50	President, eBay Marketplaces
Robert H. Swan	49	Senior Vice President, Finance and Chief Financial Officer
Scott Thompson	52	President, PayPal

John J. Donahoe’s biography is set forth under the heading “Proposal 1 — Election of Directors — Directors Continuing in Office Until Our 2011 Annual Meeting,” above.

Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree with a concentration in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.

Mark T. Carges serves eBay as Senior Vice President, Technology. He has served in that capacity since September 2008. From November 2005 to May 2008, Mr. Carges served as Executive Vice President and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company. From August 2004 to November 2005, Mr. Carges served as Chief Technology Officer of BEA Systems, Inc. From January 2003 to August 2004, Mr. Carges served as Executive Vice President, Strategic Global Accounts of BEA Systems, Inc. From February 1996 to December 2002, Mr. Carges served as Vice President, General Manager of various product groups of BEA Systems, Inc. Mr. Carges holds a B.A. degree in Computer Science from University of California, Berkeley and a M.S. degree in Computer Science from New York University.

Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP (now Cooley Godward Kronish LLP), specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

Alan L. Marks serves eBay as Senior Vice President, Corporate Communications. He has served in that capacity since April 2008. From February 2005 to April 2008, Mr. Marks served as Director, Corporate Media Relations of Nike, Inc., a sports equipment and sportswear company. From January 1999 to February 2005, Mr. Marks served as Vice President, Corporate Communications of Gap Inc. Prior to Gap, Mr. Marks was with Avon Products, Inc. for twelve years in a variety of global communication positions. Mr. Marks holds a B.A. degree in Journalism from the University of North Carolina at Chapel Hill and a M.A. degree in Liberal Studies from New York University.

Lorrie M. Norrington serves eBay as President, eBay Marketplaces. She has served in that capacity since July 2008. From January 2008 to July 2008, Ms. Norrington served as head of eBay Marketplaces Operations. From June 2006 to January 2008, Ms. Norrington served as President, eBay International. From June 2005 to June 2006, Ms. Norrington served as President and CEO of Shopping.com, Inc. From August 2001 to March 2005, Ms. Norrington served as executive vice president in the office of the CEO of Intuit Inc., a business and financial management software company. Prior to joining Intuit, from 1982 to July 2001, she served in a variety of positions at General Electric Corporation, a diversified technology, media and financial services company. Ms. Norrington also serves on the board of directors of McAfee, Inc. Ms. Norrington holds a B.S. degree in Business Administration from University of Maryland and an M.B.A. degree from the Harvard Business School.

Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006. From February 2003 to March 2006, Mr. Swan served as Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation, a technology services company. From July 2001 to December 2002, Mr. Swan was Executive Vice President and Chief Financial Officer of TRW Inc. Mr. Swan served in executive positions at Webvan Group, Inc. from 1999 to 2001, including Chief Executive Officer from April 2001 to July 2001, Chief Operating Officer from September 2000 to July 2001, and Chief Financial Officer from October 1999 to July 2001. Mr. Swan also serves on the board of directors of Applied Materials Inc. Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

Scott Thompson serves eBay as President, PayPal. He has served in that capacity since January 2008. From February 2005 to January 2008, Mr. Thompson served as PayPal’s Senior Vice President, Chief Technology Officer. From September 2001 to February 2005, Mr. Thompson served as Executive Vice President of Technology Solutions at Inovant, LLC, a subsidiary of Visa USA. From 1998 to September 2001, Mr. Thompson was Chief Technology Officer and Executive Vice President of Technology & Support Services for Visa USA. Mr. Thompson also serves on the board of directors of F5 Networks, Inc. Mr. Thompson holds a B.S. degree in Accounting from Stonehill College.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction; Objectives of Compensation Programs

Our compensation programs are designed to align compensation with our business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position eBay competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, the principal components of executive compensation in 2009 consisted of base salary, short-term cash incentive awards, and equity incentive awards. For 2009, the equity incentive awards for our executive officers were stock options, performance-based restricted stock units, and time-based restricted stock units, and for most other employees were either a combination of time-based restricted stock units and stock options or all time-based restricted stock units.

The Compensation Committee reviews and sets our overall compensation strategy for all employees on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation to better meet our overall compensation objectives. Our compensation policies are the same for all of our executive officers.

Role of the Compensation Committee

The committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our employees at the level of senior vice president and above, including our CEO, and any vice president whose cash or equity compensation exceeds approved guidelines. The committee’s review of executive officer compensation includes, but is not limited to, a review of the retention value of past equity incentive awards. The committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed in more detail below, throughout 2009, the committee retained a compensation consultant that reported directly to the committee.

Role of Executive Officers and Consultants in Compensation Decisions

While the committee determines eBay’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to the executive officers identified below and the compensation consultant retained by the committee to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the committee with his perspective on the performance of eBay’s executive officers as part of the determination of the individual portion payable under the eBay Incentive Plan (as described below), the annual personnel review and as part of succession planning discussions with the Board, as well as a self-assessment of his performance. The committee establishes compensation levels for our CEO in consultation with the compensation consultant it retains, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than himself, and the committee considers those recommendations and information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our CEO, CFO, Senior Vice President of Human Resources, and Senior Vice President, Legal Affairs & General Counsel regularly attend the committee’s meetings to provide their perspectives on the competitive landscape and the needs of the business, information regarding eBay’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the CEO’s performance and its setting of annual performance goals, in each case led by our lead independent director. See “Our Corporate Governance Practices” above for further details.

In 2009, the committee retained Towers Perrin (which changed its name to Towers Watson & Co. following the completion of its merger with Watson Wyatt in 2010) as its compensation consultant to provide advice, its opinion, and resources to help develop and execute our overall compensation strategy. Towers Watson reported directly to the committee, and the committee had the sole power to terminate or replace Towers Watson at any time. As discussed below, the committee replaced Towers Watson with Pay Governance LLC in February 2010. As part of its engagement, the committee directed Towers Watson to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Towers Watson also met with the committee during the committee’s regular meetings, in executive session (where no members of management are present), and with the committee chair and other members of the committee outside of the regular meetings.

As part of its engagement in 2009, Towers Watson evaluated eBay’s peer group for performance and compensation benchmarking, made recommendations regarding how the peer group should be changed and used in setting compensation guidelines, assessed compensation for the board of directors, evaluated compensation levels at the peer group companies, and developed the related equity and cash compensation guidelines. To facilitate making external compensation comparisons, Towers Watson provided the committee with competitive market data by analyzing proprietary surveys prepared by Towers Watson, proprietary third-party surveys provided to it by management, and publicly disclosed documents of companies in the peer group. Towers Watson’s fees for consulting advice to the committee for the year ended December 31, 2009 were approximately $500,000. The committee periodically reviews its relationship with its compensation consultant. The committee believes that the consultants it retains are able to provide it with independent advice.

In 2009, with the committee’s approval, management engaged Towers Watson to provide the company with additional services related to compensation matters, including compensation matters related to (1) the sale of Skype, (2) eBay’s one-time stock option exchange program that was implemented in 2009, and (3) eBay’s call centers. These services were one-time projects (as opposed to ongoing services). The aggregate fees billed by Towers Watson to eBay for compensation services related to the sale of Skype, eBay’s one-time stock option exchange program that was implemented in 2009, and our call center compensation project for the year ended December 31, 2009 were approximately $1.76 million. This amount does not include the approximately $500,000 in fees charged for the consulting advice provided to the committee described above.

In February 2010, the committee decided to replace Towers Watson with Pay Governance LLC as its compensation consultant. Towers Watson will continue to provide the company with market data and related analytical services, and the company may use Towers Watson for other projects in the future.

Competitive Considerations

To set total compensation guidelines, the committee reviews market data of companies with which eBay competes for executive talent, business, and capital. The market data consists of publicly disclosed data from peer group companies and proprietary third-party survey data, which is only available in an aggregated and unidentifiable format. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger global companies.

As discussed in our proxy statement for our 2009 annual meeting of stockholders, the committee decided to move to a single peer group beginning in 2009. As discussed in more detail below, the committee also decided that it would no longer set equity guidelines based on eBay’s historical performance relative to its peer group companies. For 2009, the peer group consisted of the following companies:

• Adobe Systems Incorporated	• Google Inc.

• Amazon.com, Inc.	• Intel Corporation

• American Express Company	• IAC/InterActiveCorp

• Apple Inc.	• Intuit Inc.

• Capital One Financial Corp.	• MasterCard Incorporated

• Charles Schwab & Co., Inc.	• Microsoft Corporation

• Cisco Systems, Inc.	• Symantec Corporation

• Dell Inc.	• Visa Inc.

• Electronic Arts Inc.	• Yahoo! Inc.

In deciding whether a company should be included in the peer group, the committee considers the following screening criteria:

•	revenue

•	market value

•	historical growth rates

•	primary line of business

•	whether the company has a recognizable and well-regarded brand

•	whether we compete with the company for talent

To ensure that the peer group continues to reflect the markets in which we compete for executive talent, the committee reviews the peer group annually in the fall for the upcoming year. Before adding or deleting a company from the peer group, the committee considers how the change would impact the comparative market data. For 2010, the committee decided to remove IAC/InterActiveCorp from the peer group because, following the split up of the company, it no longer met the screening criteria.

Elements of Compensation/Executive Compensation Practices

For 2009, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, and equity incentive awards. The equity incentive awards consisted of stock options, performance-based restricted stock units, and time-based restricted stock units. Our executive officers were also provided certain perquisites and are eligible to participate in our deferred compensation plan, both as described below, and are eligible to participate in our health and benefits plans, retirement savings plans, and our employee stock purchase plan, which are generally available to all of our employees. The following table outlines our objectives for each of the principal components of executive compensation and our target positioning strategy for those components for 2009:

Objective	2009 Target Positioning Strategy
Base salary
• Reward individuals’ current contributions to the company • Reflect the scope of individuals’ roles and responsibilities • Compensate individuals for their expected day-to-day performance	• Target annual base salary ranges of the executive group as a whole at the median level relative to our peer group and general industry third-party survey data

Short-term cash incentive awards
• Align executive compensation with annual performance • Enable eBay to attract, retain, and reward individuals who contribute to eBay’s success • Motivate individuals to enhance the value of eBay	• Target short-term cash incentive ranges of the executive group as a whole at the median level relative to our peer group and general industry third-party survey data

Equity incentive awards

•   Align individuals’ incentives with the long-term interests of our stockholders

•   Reward individuals for potential long-term contributions

•   Provide a total compensation opportunity commensurate with our performance

• Set equity award guidelines to be competitive with companies in our peer group and industry third-party survey data

Although the committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, as described below, the committee has policies for each component of compensation, and as part of its evaluation of the compensation of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. In general, compensation of executive officers is weighted towards equity incentives, as the committee wants the senior leadership team to have a long-term perspective on the company’s affairs. This is illustrated by the following chart, which shows how each element of compensation disclosed in the Summary Compensation Table below was weighted for our executive officers named therein (which are referred to as our named executive officers) as a group for 2009:

In making decisions regarding elements of compensation for each of our executive officers, the committee takes into account the size and complexity of each executive officer’s job and business unit or function in addition to individual performance. For executive officers other than the CEO, assessments of individual performance are typically based on performance against financial performance measures for the executive’s business unit or function and other goals, such as organizational development (including development of the senior leadership team of each organization), leadership, and, as applicable, major product introductions, negotiation, closing, and integration of acquisitions, dispositions, and/or strategic partnerships, and achievement of strategic and infrastructure objectives, including control of costs. For our CEO, assessments of individual performance are based on the committee’s subjective assessment of the company’s overall financial performance and other goals, such as the development of the company’s leadership team, achievement of strategic objectives, and leadership of the executive team and of the company as a whole. As described above, each executive officer has multiple goals. The committee gives no specific weighting to these goals, and it evaluates individual performance in a non-formulaic manner.

There are separate job levels for our CEO, CFO, heads of major operating units, highest technical officers, and heads of other functional units. Job levels are determined based on scope and level of responsibilities and job function. Job levels are also determined to allow for comparisons of comparable positions at companies in our peer group and companies included in general industry third-party survey data. For 2009, Mr. Donahoe was in the CEO job level, Mr. Swan was in the CFO job level, Ms. Norrington and Mr. Thompson were in the heads of major operating units job level, and Mr. Carges was in the highest technical officer job level. The CEO job level is the highest job level. Because the CEO has overall responsibility for our entire company, his job responsibilities are significantly greater (and his compensation is significantly higher) than those of the other executive officers, who are responsible for individual business units or corporate functions. Except as described in this Compensation Discussion and Analysis, the committee did not make any additional compensation-related decisions in 2009 for any of our named executive officers.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company, reflect the scope of their roles and responsibilities, and compensate them for their expected day-to-day performance. In 2009, our pay positioning strategy was to target annual base salary ranges of the executive group as a whole at the median level relative to our peer group and general industry third-party survey data. In 2009, the committee set a salary range for each executive job level (other than the CEO job level), with the midpoint of the salary range based on the median level of our peer group. The committee did not set a salary range for the CEO job level in 2009, but considered the same factors in setting the CEO’s base salary as it did for the other executive officers, as discussed below. For 2009, eBay’s average actual annual base salary pay position for our named executive officers was within approximately 12% of the median level of our peer group companies and the general industry third-party survey data used.

The committee meets at least once a year to review and approve each executive officer’s base salary for the upcoming year. When reviewing base salaries, the committee has historically considered the pay practices of peer group companies, compensation of executives in similar positions at comparable companies that participate in proprietary third-party surveys, individual performance, levels of responsibility, breadth of knowledge, and prior experience. In the case of the pay practices of peer group companies and comparable companies that participate in proprietary third-party surveys, the committee also considers the fact that the data is historical and does not necessarily reflect those companies’ current pay practices. In 2009, in light of the financial uncertainties caused by the global macroeconomic recession and credit crisis, the committee decided to freeze 2009 salaries for executive officers, including our CEO, at 2008 levels except in a small number of individual cases where adjustments were deemed warranted. In the case of Mr. Thompson, the committee decided to increase his salary to appropriately recognize his position and responsibilities as the head of a major operating unit. While Mr. Swan’s and Ms. Norrington’s salaries remained unchanged from 2008, their salaries exceeded the high end of the ranges for their job levels. The committee believes that each of their salary levels is appropriate in light of their respective roles and responsibilities within the company. See footnote 1 to the Summary Compensation Table below for details regarding the 2009 salaries for each of our named executive officers.

Short-term Cash Incentive Awards

eBay Incentive Plan (eIP). The eIP is a cash incentive program designed to align executive compensation with annual performance and to enable eBay to attract, retain, and reward individuals who contribute to eBay’s success and motivate them to enhance the value of eBay. The eIP was approved by our stockholders in 2005, and we are seeking approval to extend and amend the eIP at the Annual Meeting (see Proposal 2). The committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the eIP are dependent and based on eBay’s performance and individual performance.

The committee determines the semi-annual, annual, or other performance period under the eIP. For each performance period, the committee establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics. Management recommends to the committee a proposed approach to setting the performance measures and targets. In 2009, the eIP consisted of only an annual award for employees at the level of senior vice president and above, semi-annual and annual awards for employees at the level of director through vice president, and semi-annual awards for employees below the level of director. Beginning in 2010, the eIP will consist of only an annual award for all employees who participate in the plan.

The following table outlines the performance measures for the 2009 annual award for executive officers and the committee’s rationale for selecting those performance measures:

Performance Measures(1)	Rationale
• Minimum revenue threshold(2) • Non-GAAP net income(3) • Net promoter score improvement(4) • Individual performance

•   The committee believes these business performance measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, can be influenced by management in the short to intermediate term, and provide balanced measurement of performance.

(1)	Both minimum revenue and non-GAAP net income thresholds must be met in order for there to be any incentive payout based on company performance and individual performance. The incentive payout for net promoter score is independent from the payout tied to the company’s financial performance.

(2)	Calculated on a fixed foreign exchange basis (referred to as FX-neutral).

(3)	Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

(4)	Net promoter score is a customer satisfaction metric.

If the minimum revenue and non-GAAP net income thresholds have been met, 65% of the award is based on the company’s performance, and 25% of the award is based on individual performance. For our executive officers and certain other employees at the level of director and above, the remaining 10% of the award is based on improvement in the company’s net promoter score.

The amount by which the eIP is funded is determined based on the company’s actual performance measured against the targets set by the committee. The committee sets the annual target in the first quarter. Unless both the minimum revenue and non-GAAP net income thresholds for the year are met, there is no payout for the portion of the award attributable to the company’s financial performance and individual performance for that year. If the threshold for improvement in the company’s net promoter score is not met, there is no payout for the portion of the award attributable to net promoter score for that year. After the end of the year, the company’s actual performance is compared to the targets to determine the funding level of the eIP. Our CEO presents the committee with his assessment of the performance of each of the other executive officers; the committee reviews his assessments, considers each individual’s goals, and makes a subjective determination of the level of performance for each of those executive officers. In addition, the committee reviews (with input from the lead independent director and other members of the Board) and makes a subjective determination of the CEO’s level of performance against goals set by the Board at the beginning of the year. In making its determination of the individual performance of each executive officer, the committee does not give any specific weighting to each individual’s goals.

The following table sets forth the annual performance measures set by the committee and eBay’s actual performance for 2009:

	Minimum	Target	Maximum	Actual
FX-neutral revenue	$7.85B	—	—	$8.45B
Non-GAAP net income	$1.738B	$1.889B	$2.172B	$2.066B
Net promoter score improvement	+2 points	+5 points	+10 points	+6 points

In 2009, the maximum incentive amount that could be paid was 200% of target for both the portion of the award funded based on company performance and the portion of the award funded based on improvement in net promoter score. In 2009, total annual target incentive amounts for the named executive officers (other than the CEO) ranged from 75% to 100% of base salary, and the target incentive amount for the CEO was 150% of base salary. Based on eBay’s actual performance, the eIP was funded at 154% of the target opportunity.

The committee specifically considered whether the net gain resulting from the sale of Skype and the one-time charge associated with the settlement of certain Skype-related litigation should be excluded from the determination of whether the company had met the non-GAAP net income target for the year. Based upon (1) advice from the committee’s compensation consultant that companies generally do not take one-time costs or benefits into account when determining achievement of goals for bonus plans and (2) the company’s past history of not including significant one-time accounting gains or losses on the write-down or sale of equity investments, the committee determined that it would not apply the net gain resulting from the sale of Skype nor the one-time charge associated with the settlement of certain Skype-related litigation in determining whether the non-GAAP net income target had been met.

Special Retention Bonus Plan. Mr. Swan has a special retention bonus plan that was entered into in connection with his hiring in 2006. The committee believed that it was necessary to enter into this special bonus plan to provide Mr. Swan with a total compensation package that would be attractive to him and cause him to join eBay, with particular reference to the compensation he had been receiving at his previous position. Under the terms of Mr. Swan’s plan, he is eligible to receive a special retention bonus of up to $1 million in cash, of which $200,000 was paid in each of 2006, 2007, 2008, and 2009. The plan provides that Mr. Swan will receive one additional bonus payment of $200,000, payable on the fourth anniversary of the date of his commencement of employment, assuming his continued employment with eBay. The amount paid to Mr. Swan under this bonus plan is in addition to his base salary.

Equity Incentive Awards

Consistent with our past practice, for 2009 we granted our executive officers focal equity incentive awards in the form of stock options and performance-based restricted stock units to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance. In addition, as described below, we granted our executive officers and other top performers additional focal equity incentive awards consisting of time-based restricted stock units in order to provide market competitive awards and restore the retention value of equity incentive awards.

In 2009, the committee set equity award guidelines based on equity compensation practices at companies in our peer group, data regarding equity guidelines for comparable high technology companies that are included in proprietary third-party surveys, and an assessment of dilution issues. Prior to 2009, the committee also used eBay’s performance compared to its peer group companies in setting equity award guidelines. The committee made this decision in order to (1) prevent unacceptable levels of dilution if eBay’s performance was high compared to its peers, (2) deliver competitive grant levels, (3) simplify the process and minimize year-over-year variability, (4) focus on the external competitive market, and (5) make eBay’s practices more in line with market practices. In the case of the equity compensation practices of peer group companies and comparable companies that participate in proprietary third-party surveys, the committee also considers the fact that the data is historical and does not necessarily reflect those companies’ current equity compensation practices.

The equity incentive guideline positioning is subject to a maximum gross dilution rate, which includes grants to existing employees, grants associated with anticipated growth in eBay’s employee base, and grants to new hires who are filling existing positions. In setting the maximum gross dilution rate, the committee considers dilution rates of companies in our peer group. In addition to following the guidelines described above, we cannot grant awards in excess of the maximum dilution target without the committee’s approval. The committee may also make special compensation-related decisions for performance, recognition, long-term retention value, and/or recruitment purposes that cause individual compensation to differ from the regular stated compensation strategy and guidelines.

When the committee set 2009 equity guidelines at the end of 2008, the global macroeconomic recession and credit crisis resulted in an unusually high level of financial uncertainty, which was coupled with a lack of data regarding how the equity compensation practices of other companies were expected to be affected by these uncertainties. As a result, the committee decided to maintain the target number of shares under the 2009 equity guidelines at 2008 levels despite a significant decline in our stock price over the same period. This meant that grants made at target 2009 guidelines had values that were significantly lower than those made in 2008. When the committee was determining the equity incentive awards for our executive officers in early 2009, it was advised by its compensation consultant that limiting grants to the previously approved guidelines would result in grant levels that were below market. The committee was also advised that as a result of the decline in our stock price, the overall retention value of our executive officers’ existing equity awards had been greatly diminished. To address these issues, the committee decided to supplement the focal awards of our executive officers (which consisted of stock options and performance-based restricted stock units) with additional awards of time-vested restricted stock units. The same approach was used for other top performers throughout the company.

New Hire Equity Incentive Grants and Focal Grants. New hire equity incentive grants for specific individuals also take into account specific recruitment needs. Following the new hire grant, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. See the section entitled “Equity Compensation Grant Practices” below for a description of our equity grant practices. Focal grants are based upon a number of factors, including performance of the individual, job level, future potential contributions to eBay, competitive external levels of equity incentives, and the retention value associated with each individual’s unvested equity. Vested equity held by the employee is generally not a factor in the committee’s consideration of equity grants.

The value of equity incentive awards granted pursuant to our focal program are determined within ranges established for each job level that are reviewed and approved by the committee on at least an annual basis. These job level ranges are established based on our desired pay positioning relative to the competitive market, with our CEO and Senior Vice President of Human Resources and the committee’s compensation consultant involved in the process of recommending the job level ranges to the committee for approval. For both new hire and focal grants, the committee approves the final value of equity incentive awards for those employees who are at the level of senior vice president and above. Similar to the approach taken with respect to salary range guidelines, the committee did not set a 2009 equity guideline range for the CEO job level, but used the same process and methodology for determining Mr. Donahoe’s focal equity award as was used for the other executive officers.

Allocation between Stock Options and Performance-Based Restricted Stock Units. The process and methodology for determining the value of awards for executives are generally the same as those used for our other employees. Once the value of the focal equity incentive awards has been set for each executive officer, a formula is used to allocate a portion of the value of the focal award to stock options and a portion of the value of the focal award to performance-based restricted stock units. For employees at the level of director to vice president, the formula allocates the award between stock options and time-vested restricted stock units. Eligible employees below the level of director only receive time-vested restricted stock units.

For 2009, the committee determined that for executive officers, stock options would constitute 70%, and performance-based restricted stock unit awards would constitute the remaining 30%, of the value of the focal equity awards (determined with reference to Black-Scholes valuation of options and target grant size for the performance-based restricted stock units). As described above, in 2009, the committee decided to also grant our executive officers and other top performers awards of time-vested restricted stock units in addition to the focal equity incentive awards in order to provide them with market competitive awards and restore the retention value of equity incentive awards.

Beginning in 2010, the committee determined that for executive officers, stock options would constitute 40%, performance-based restricted stock unit awards would constitute 30%, and time-vested restricted stock unit awards would constitute the remaining 30%, of the value of the focal equity awards (determined with reference to Black-Scholes valuation of options and target grant size for the performance-based restricted stock units). The committee believes that its decision to add time-vested restricted stock units and shift the allocation among the types of awards is consistent with the grant practices of companies in our peer group and is also supported by technology industry third-party survey data.

Promotional Equity Incentive Grants. We generally use a formulaic approach to set the amount of promotional equity incentive grants. The value of the promotional grant is the difference between the value of an award at the midpoint of the guidelines at the employee’s current job level and the value of an award at the midpoint of the guidelines for a new hire equity incentive grant at the higher job level. For our executive officers, the committee considers what the value of the promotional grant would be based on the formula described above, and then determines the final value of (and the equity vehicles to be used for) the promotional grant based on a number of factors, including (1) the reason for the promotion, (2) the executive officer’s prior history of equity incentive awards, and (3) the advice of the committee’s compensation consultant. We did not make any promotional grants to any of our executive officers in 2009.

Performance-Based Restricted Stock Units. Executive officers are eligible to receive awards of performance-based restricted stock units if the company meets specified performance criteria set by the committee. If the performance criteria are satisfied, the performance-based restricted stock units are granted and vest with respect to one-half of the award in March following the end of the performance period and vest with respect to the remainder of the award in March of the following year. If any of the performance criteria are not satisfied, no awards are granted for the relevant performance period.

For 2009, the committee set a 24-month performance period for performance-based restricted stock awards, which provides an incentive over a longer time period than the annual eIP program. However, in light of the state of the economy at the beginning of 2009, the committee decided to “decouple” the targets for the 2009-2010 plan to consist of two consecutive 12-month targets. Similar to the awards based on a single 24-month performance period, if the performance criteria are satisfied, these performance-based restricted stock units will be granted and vest with respect to one-half of the award in March 2011 and vest with respect to the remainder of the award in March 2012.

The following table outlines the performance periods and performance measures and the committee’s rationale for selecting those performance measures:

Performance Period	Performance Measures(1)	Rationale
2008-2009 (consisting of one set of 24-month targets) 2009-2010 (consisting of two sets of 12-month targets)	• FX-neutral revenue threshold • Non-GAAP operating margin(2) • Return on invested capital

•   The committee believes these measures are key drivers of our long-term success, relatively simple to understand, and aligned with stockholder value drivers. Furthermore, the committee selected both revenue and operating margin performance measures to ensure that increases in revenue were not sought at the expense of operating margin and vice versa.

(1)	Both minimum FX-neutral revenue and non-GAAP operating margin thresholds must be met in order for there to be any incentive payout.

(2)	Non-GAAP operating margin excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

Once the minimum thresholds for FX-neutral revenue and non-GAAP operating margin are reached, each of these performance measures is calculated independently, with minimum performance equal to 25%, target 50%, and maximum 100%. The two measures, weighted equally, are then added together and this total (modified by the third measure, which is return on invested capital, as described below) becomes a multiplier against the target award to determine the actual number of shares awarded. The return on invested capital measure can increase or decrease the award by up to 20% depending upon actual performance.

The following table sets forth the performance measures for the 2008-2009 and 2009-2010 performance periods and eBay’s actual performance for those periods. The 2008-2009 performance measures were set in the first half of 2008, and the performance measures for the first 12 months of the 2009-2010 performance period were set in the first quarter of 2009.

	Minimum	Target	Maximum	Actual
2008-2009 Performance Period (targets for the full 24 months):
FX-neutral revenue	$18.24B	$19.16B	$20.14B	$17.42B
Non-GAAP operating margin	28.9%	31.0%	34.0%	30.9%
Return on invested capital	23.1%	28.9%	34.7%	24.5%

2009-2010 Performance Period (targets for 2009, the first 12 months of the 24-month performance period):
FX-neutral revenue	$7.85B	$8.45B	$8.85B	$8.45B
Non-GAAP operating margin	25.6%	27.8%	32.1%	29.6%
Return on invested capital	16.6%	20.8%	25.0%	22.7%

In 2009, performance-based restricted stock unit awards could range from 0% to 240% of an executive officer’s target award, based on eBay’s financial performance for the year (including the impact of the return on invested capital modifier). Because eBay’s revenue performance was below the threshold for the 2008-2009 performance period, no performance-based restricted stock units were granted for this period. Based on eBay’s performance during the first 12 months of the 2009-2010 performance period, the portion of the performance-based restricted stock units allocable to this portion of the period will be granted at 132% of target, but as described above, this portion of the award will not be granted until after the end of the 24-month performance period.

Similar to the approach taken regarding the eIP described above, the committee determined that it would not apply the net gain resulting from the sale of Skype to in determining of whether the non-GAAP operating margin targets had been met for the 2008-2009 performance period and the first 12 months of the 2009-2010 performance period.

Time-Vested Restricted Stock Units. As described above, the committee decided to supplement the focal awards of our executive officers (which consisted of stock options and performance-based restricted stock units) with additional awards of time-vested restricted stock units to provide equity incentive awards that would be market competitive and restore the overall retention value of existing equity incentive awards. To determine the number of restricted stock units that would be awarded to each individual executive officer to provide a market competitive award, the committee considered the value of the awards granted under the 2008 guidelines and made a subjective determination of where within that range each executive officer’s total 2009 grants of equity should fall. In order to restore the overall retention value of existing equity incentive awards, the committee considered each executive officer’s overall portfolio of existing equity awards in determining what would be an appropriate award. The same approach was used for other top performers throughout the company.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, eligible members of senior management may defer receipt of their compensation, including up to 50% of their salaries, up to 100% of their bonuses, and, if and to the extent permitted by the committee, up to 100% of their time-based restricted stock units and performance-based restricted stock units. To date, the committee has not allowed participants to defer their time-based restricted stock units or performance-based restricted stock units. The committee may, but has no obligation to, make discretionary contributions on behalf of a participant in the plan, in such form and amount as it deems appropriate (in its sole discretion). To date, we have not made any contributions to the plan on behalf of any named executive officer. Mr. Swan elected to participate in the plan for 2009.

Perquisites

We provide certain executive officers with perquisites and other personal benefits that the committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. Of these benefits, the most significant is allowing certain executive officers to use the corporate airplane for personal use. As set forth in the Summary Compensation Table below, in 2009 the value of all perquisites provided to all five of our named executive officers, other than the use of the corporate airplane for personal use, totaled less than $80,000 in the aggregate. In 2009, Mr. Donahoe’s personal use of the corporate airplane was limited to 50 hours (plus usage in connection with travel to board meetings for one entity where Mr. Donahoe serves as an outside board member) and Mr. Swan’s personal use of the corporate airplane was limited to 20 hours. We do not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for personal travel on the corporate airplane.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively. For all stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law.

New Hire Grants. New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. We have maintained a rules-based approach to new hire option grants since inception. From January 2004 to July 2006, grants were made on the Friday of the first week of employment for employees whose first day of employment was the first business day of the week and the following Friday if the employee started on a different day. Beginning in June 2005, grants of options to purchase 100,000 shares or more (which we refer to as sizeable new hire grants) were split into two tranches, with the first tranche granted on the Friday following the employee’s first full week of employment and the second tranche granted on the date 26 weeks from the date of the first grant. In July 2006, we changed our grant practices to provide that new hire options are granted on the second Friday of the month following the month in which employment commences. In all cases, the options are priced at the closing price of our stock on the date of grant. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Sizeable new hire grants are made in two equal tranches, with the first grant made and priced as described above and the second grant made and priced at the closing market price of our stock on the date 26 weeks from the date of the first grant. Both tranches vest with respect to 1/4th of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares vesting monthly thereafter.

Grants of new hire time-based restricted stock units are granted on the second Friday of the month following the month in which employment commences. These grants generally become vested after four years, with

1/4th of the grant vesting on each anniversary of the grant date, assuming that the recipient remains an employee of or service provider to an eBay company and subject to any requirements of local law.

Focal and Promotional Grants. Focal stock option grants are awarded on March 1 of each year (or, if March 1 is not a trading day, the next trading day with vesting effective as of March 1) and are priced at the closing market price of our stock on the date of the grant. Focal grants of time-based restricted stock units are granted at the same time as focal stock option grants. We selected the March 1 date to allow us to close our financial statements for the prior year, announce earnings for the prior year, and finalize the performance ratings of employees prior to the determination of the awards. In addition, we cluster our promotions semiannually to coincide with our focal grant date and September 1 (or, if September 1 is not a trading day, the next trading day with vesting effective as of September 1) and most promotional grants are therefore made on those two dates. Focal and promotional stock option grants generally become fully vested after four years, with 1/8th of the grant vesting six months after the date of the grant and 1/48th of the grant vesting monthly thereafter. Focal stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees and have the same four-year vesting schedule.

Focal and promotional grants of time-based restricted stock units generally become fully vested after four years, with 1/4th of the grant vesting on March 1 or September 1, as applicable, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law.

Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers

In connection with becoming President and CEO as of March 31, 2008, the compensation arrangements for Mr. Donahoe were modified to include severance arrangements. In addition, in July 2008 (at the same time other changes to Mr. Swan’s compensation were made), Mr. Swan’s compensation arrangements were modified to include severance arrangements. Under these arrangements, each is entitled to receive a cash payment equal to: (1) two years’ target cash compensation (which is defined as annual base salary plus target annual incentive bonus) if he is terminated within two years of his promotion in the case of Mr. Donahoe or within two years of July 16, 2008 in the case of Mr. Swan, (2) one and one-half years’ target cash compensation if he is terminated more than two but within three years of his promotion in the case of Mr. Donahoe or more than two but within three years of July 16, 2008 in the case of Mr. Swan, (3) and one year’s target cash compensation if he is terminated more than three years after his promotion in the case of Mr. Donahoe or more than three years after July 16, 2008 in the case of Mr. Swan. When establishing these severance arrangements, the committee attempted to provide severance benefits that struck a balance between providing sufficient protections for the executive officer while still providing compensation that is reasonable and in the best interests of eBay and its stockholders.

In addition, our equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change of control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. See “Potential Payments upon Termination or Change of Control” below for information regarding our payment obligations pursuant to the compensation arrangements for each of our named executive officers, assuming that their employment was terminated or a change in control occurred on December 31, 2009.

Stock Ownership Guidelines

In September 2004, the Board adopted stock ownership guidelines to better align the interests of our executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under the guidelines, executive officers are required to achieve ownership of our common stock valued at three times their annual base salary (five times in the case of the CEO). The guidelines provide that the required ownership level for each executive officer is recalculated whenever an executive officer changes pay grade and as of January 1 of every third year. Until an executive achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of our stock options or the vesting of restricted stock or restricted stock units. A more detailed summary of the stock ownership guidelines can be found on our website at http://investor.ebayinc.com/ governance.cfm. The ownership levels of our executive officers as of March 4, 2010 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. We also have an insider trading policy that, among other things, prohibits employees from trading any instrument that relates to the future price of our stock.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1 million may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was approved by our stockholders in 2005 and is being submitted for approval by the stockholders at the Annual Meeting (see Proposal 2) and provides for the payment of “performance-based compensation” under Section 162(m). Certain grants under the 2008 Plan, which was approved by our stockholders in 2008, also qualify as “performance-based compensation.” Although the committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the committee believes it to be in the best interests of the company and our stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (formerly FAS 123(R)), its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and eBay performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and approves eBay’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and eBay’s annual report on Form 10-K.

COMPENSATION COMMITTEE

Edward W. Barnholt (Chairman)

Philippe Bourguignon

William C. Ford, Jr.

Thomas J. Tierney

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007. We do not have individual long-term employment arrangements with any of our named executive officers. In setting the individual components of compensation for each of our named executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation, including the value of equity compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
John J. Donahoe	2009	$934,615	$522,917	(6)	$4,450,388	$2,483,682	$1,568,752	$0	$172,394	$10,132,748
President and Chief Executive Officer(8)	2008	879,808	500,000	(7)	13,344,580	9,026,068	0	0	279,108	24,029,564
	2007	823,885	681,865	(7)	5,373,396	3,062,304	991,842	0	82,675	11,015,967

Robert H. Swan	2009	778,846	490,510	(9)	1,362,375	2,323,600	871,529	0	73,530	5,900,390
Senior Vice President, Finance and Chief Financial Officer	2008	697,442	200,000	(9)	8,925,450	3,595,988	0	0	93,749	13,512,629
	2007	619,904	334,988	(9)	449,135	2,406,096	746,243	0	3,758	4,560,124

Mark T. Carges	2009	571,154	155,765	(6)	1,290,188	968,715	467,294	0	10,638	3,463,752
Senior Vice President, Technology(10)

Lorrie M. Norrington	2009	700,962	254,887	(6)	876,750	551,200	764,662	0	35,675	3,184,136
President, eBay Marketplaces(10)	2008	618,173	0		4,993,250	1,636,200	0	0	10,207	7,257,830

Scott Thompson	2009	635,288	231,007	(6)	1,097,250	551,200	693,020	0	9,841	3,217,606
President, PayPal(10)	2008	556,885	0		988,985	1,066,130	0	0	9,520	2,621,520

(1)	For 2009: effective March 3, 2009, some eligible employees of eBay received an annual salary increase. As discussed in “Compensation Discussion and Analysis,” Mr. Thompson was one of those employees and his salary was increased to $625,000 per annum. Total salary amounts reported for our other named executive officers in 2009 are higher than their annual salary in 2008 due to the inclusion of an extra pay period in 2009 and to lower salaries in effect for a portion of 2008.

For 2008: we went through significant management changes in 2008. In connection with Mr. Donahoe becoming CEO effective March 31, 2008, his salary was increased to $900,000 per annum. In connection with Ms. Norrington becoming President, eBay Marketplaces and Mr. Swan taking on additional responsibilities effective July 16, 2008, Ms. Norrington’s salary was increased to $675,000 per annum and Mr. Swan’s salary was increased to $750,000 per annum. In connection with Mr. Thompson becoming President, PayPal effective January 23, 2008, his salary was increased to $560,000 per annum. Total salary amounts reported are lower than these 2008 annual salary increases because lower salaries were in effect for a portion of 2008.

For 2007: effective March 1, 2007, all eligible employees of eBay, including certain of the named executive officers, received an annual salary increase representing: (a) in the case of Mr. Donahoe, a salary of $830,000 per annum; and (b) in the case of Mr. Swan, a salary of $625,000 per annum. Total salary amounts reported are lower than these 2007 annual salary increases because lower salaries were in effect for a portion of 2007.

(2)	Reflects the aggregate grant date fair value of stock awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R), granted in 2009, 2008 and 2007, respectively. We calculated the estimated fair value of stock awards (other than performance-based restricted stock units) using the fair value of our common stock on the date of the grant.

For 2009: represents the estimated fair value of performance-based restricted stock units based on the probable outcome of the performance conditions on the date that each award was communicated to each of our named executive officers for the 2009 performance period and the fair value of our common stock on that date. Assuming the highest level of performance is achieved under the applicable performance criteria, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers for the 2009 performance period, using the fair value of our common stock on the date that the target amounts for such awards were communicated to each of our named executive officers, is: (a) in the case of Mr. Donahoe; $1,169,834; (b) in the case of Mr. Swan, $220,500; (c) in the case of Mr. Carges, $173,250; (d) in the case of Ms. Norrington, $189,000; and (e) in the case of Mr. Thompson, $189,000.

For 2008: represents the estimated fair value of performance-based restricted stock units based on the probable outcome of the performance conditions on the date that each award was communicated to each of our named executive officers for the 2008-2009 performance period, and the fair value of our common stock on that date. Assuming the highest level of performance is achieved under the applicable performance criteria, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers for the 2008-2009 performance period, using the fair value of our common stock on the date that the target amounts for such awards were communicated to each of our named executive officers, is: (a) in the case of Mr. Donahoe; $5,579,488; (b) in the case of Mr. Swan, $1,051,680; (c) in the case of Ms. Norrington, $1,502,400; and (d) in the case of Mr. Thompson, $1,096,752.

For 2007: represents the estimated fair value of performance-based restricted stock units based on the probable outcome of the performance conditions on the date that each award was communicated to each of our named executive officers for the 2007 performance period and the 2007-2008 performance period, and the fair value of our common stock on that date. Assuming the highest level of performance is achieved under the applicable performance criteria, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers for the 2007 performance period and the 2007-2008 performance period, using the fair value of our common stock on the date that the target amounts for such awards were communicated to each of our named executive officers, is: (a) in the case of Mr. Donahoe; $467,144 for the 2007 performance period and $934,206 for the 2007-08 performance period; and (b) in the case of Mr. Swan, $359,308 for the 2007 performance period and $718,615 for the 2007-08 performance period.

See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards” above for further details on performance-based restricted stock units.

(3)	Reflects the aggregate grant date fair value of option awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R), for option awards granted in 2009, 2008 and 2007, respectively.

We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2009 were: risk-free interest rate of 1.7%; expected life of 3.8 years; no dividend yield; and expected volatility of 47%. The weighted-averages of the assumptions used during 2008 were: risk-free interest rate of 2.3%; expected life of 3.8 years; no dividend yield; and expected volatility of 34%. The weighted-averages of the assumptions used during 2007 were: risk-free interest rate of 4.5%; expected life of 3.5 years; no dividend yield; and expected volatility of 37%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	For 2009: represents amounts paid pursuant to the eIP in 2010 for services rendered in 2009 in respect of the portion of the annual award based on the company’s performance.

For 2008: no amounts were paid to our named executive officers under the eIP.

For 2007: represents the following amounts paid pursuant to the eIP in 2007 and 2008 for services rendered in 2007: (a) the portion of the quarterly awards based on the company’s performance; and (b) the annual award. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(5)	Includes the amounts outlined in the table below. Also includes: (a) the cost of certain information technology support services provided for computer equipment located at the residences of our executive officers; (b) matching contributions by eBay to a 401(k) savings plan (subject to a maximum of $9,800 per employee for 2009, $9,200 per employee for 2008, and $2,000 per employee for 2007), in each case including named executive officers); and (c) premiums paid for group life insurance and accidental death and dismemberment coverage for the benefit of the named executive officer. Perquisites are valued at the incremental cost of providing such perquisites.

“Personal Airplane Usage” consists of the incremental cost to eBay of personal usage of its corporate airplane (which includes use of the corporate airplane by executives who serve on the board of another entity to attend such board meetings) and is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Because the corporate airplane is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to eBay is a de minimis amount, and as a result, no amount is reflected in the table. Executives, directors, and their families also occasionally fly on the corporate airplane as additional passengers on personal flights that are attributed to another executive, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight. We do not grant bonuses to cover, reimburse or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane.

“Security Assistance” consists of costs and expenses related to home security systems.

Name	Year	Personal Airplane Usage (other than Outside Board Meetings)	Personal Airplane Usage (Outside Board Meetings)	Security Assistance
John J. Donahoe	2009	$121,528	$38,938	—
	2008	203,591	69,856	—
	2007	76,121	—	—

Robert H. Swan	2009	62,506	—	—
	2008	83,643	—	—
	2007	—	—	—

Mark T. Carges	2009	—	—	—

Lorrie M. Norrington	2009	—	—	$24,773
	2008	—	—	—

Scott Thompson	2009	—	—	—
	2008	—	—	—

(6)

For 2009: represents amounts paid pursuant to the eIP in 2010 for services rendered in 2009 in respect of the portion of the annual award based on individual performance. See the discussion under the sections entitled

“Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(7)	For 2008: represents $500,000 paid under Mr. Donahoe’s special retention plan. No bonus was paid to any named executive officer under the eIP for 2008.

For 2007: represents: (a) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (b) $500,000 paid under Mr. Donahoe’s special retention plan. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(8)	Mr. Donahoe served eBay as President, eBay Marketplaces from the beginning of the periods covered by this table until January 23, 2008, served as CEO-designate from January 23, 2008 until March 31, 2008, and became President and CEO of eBay on March 31, 2008.

(9)	For 2009: represents (a) amounts paid pursuant to the eIP in 2010 for services rendered in 2009 in respect of the portion of the annual award based on individual performance and (b) $200,000 paid under Mr. Swan’s special retention plan.

For 2008: represents $200,000 paid under Mr. Swan’s special retention plan. No bonus was paid to any named executive officer under the eIP for 2008.

For 2007: represents: (a) amounts paid pursuant to the portion of the quarterly awards based on individual performance under the eIP; and (b) $200,000 paid under Mr. Swan’s special retention plan. See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(10)	Because Mr. Carges was not a named executive officer for 2008 and 2007, in accordance with SEC rules, only information for 2009 is being disclosed. Because Ms. Norrington and Mr. Thompson were not named executive officers for 2007, in accordance with SEC rules, only information for 2009 and 2008 is being disclosed. Ms. Norrington served eBay as President, eBay Marketplaces Operations from the beginning of 2008 until July 16, 2008, and became President, eBay Marketplaces on July 16, 2008. Mr. Thompson served eBay as Chief Technology Officer, PayPal from the beginning of 2008 until January 23, 2008, and became President, PayPal on January 23, 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Donahoe	3/2/2009	—	—	—	—	—	—	—	585,774		$10.50	$2,483,682
	3/2/2009	—	—	—	—	—	—	377,425	—		10.50	3,962,963
eIP	N/A	$525,721	$1,051,442	$2,523,461	—	—	—	—	—		—	—
PBRSUs (2009 performance period)	3/2/2009	—	—	—	23,211	46,422	111,413	—	—		—	487,426

Robert H. Swan	2/13/2009	—	—	—	—	—	—	—	250,000	(4)	13.19	1,597,500
	3/2/2009	—	—	—	—	—	—	—	171,250		10.50	726,100
	3/2/2009	—	—	—	—	—	—	121,000	—		10.50	1,270,500
eIP	N/A	292,067	584,135	1,401,923	—	—	—	—	—		—	—
PBRSUs (2009 performance period)	3/2/2009	—	—	—	4,375	8,750	21,000	—	—		—	91,875

Mark T. Carges	3/2/2009	—	—	—	—	—	—	—	107,500		10.50	455,800
	4/10/2009	—	—	—	—	—	—	—	84,500	(5)	15.02	512,915
	3/2/2009	—	—	—	—	—	—	116,000	—		10.50	1,218,000
eIP	N/A	160,637	321,274	771,058	—	—	—	—	—		—	—
PBRSUs (2009 performance period)	3/2/2009	—	—	—	3,438	6,875	16,500	—	—		—	72,188

Lorrie M. Norrington	3/2/2009	—	—	—	—	—	—	—	130,000		10.50	551,200
	3/2/2009	—	—	—	—	—	—	76,000	—		10.50	798,000
eIP	N/A	262,861	525,721	1,261,731	—	—	—	—	—		—	—
PBRSUs (2009 performance period)	3/2/2009	—	—	—	3,750	7,500	18,000	—	—		—	78,750

Scott Thompson	3/2/2009	—	—	—	—	—	—		130,000		10.50	551,200
	3/2/2009	—	—	—	—	—	—	97,000	—		—	1,018,500
eIP	N/A	238,233	476,466	1,143,519	—	—	—	—	—		—	—
PBRSUs (2009 performance period)	3/2/2009	—	—	—	3,750	7,500	18,000	—	—		—	78,750

(1)	The amounts shown reflect estimated payouts for the fiscal year ended December 31, 2009 under the eIP for the portion of the award payable based on the company’s performance. The amounts shown in the column entitled “Threshold” reflect the minimum payment levels if both the minimum revenue and net income thresholds have been met, which are 50% of the amounts shown under the column entitled “Target,” and the amounts shown in the column entitled “Maximum” are 200% of the amounts shown under the column entitled “Target.” Actual payouts to our named executive officers under the eIP for the fiscal year ended December 31, 2009 based on the company’s performance are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	The amounts shown reflect estimated payouts of performance-based restricted stock units (“PBRSUs”) for the 2009 performance period. For each performance period: (a) the amounts shown in the column entitled “Threshold” reflect the awards if both the minimum revenue and operating margin thresholds have been met (and reflect the lowest return on invested capital modifier), which are 50% of the amounts shown under the column entitled “Target;” and (b) the amounts shown in the column entitled “Maximum” reflect the awards if the maximum revenue and operating margin amounts are met (and reflect the maximum return on invested capital modifier) and are 240% of the amounts shown under the column entitled “Target.”

(3)	Reflects the aggregate grant date fair value of the awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R). We calculated the estimated fair value of each stock award using the fair value of our common stock on the date of the grant. The estimated fair value of performance-based restricted stock units is based on the probable outcome of the performance conditions on the date that each award was communicated to each of our named executive officers for the 2009 performance period and the fair value of our common stock on that date. We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2009 were: risk-free interest rate of 1.7%; expected life of 3.8 years; no dividend yield; and expected volatility of 47%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	Represents the second tranche of a promotional grant. See footnote 18 to the “Outstanding Equity Awards at Fiscal Year End” table below for additional details on this grant.

(5)	Represents the second tranche of a sizeable new hire grant (as defined on page 50). See footnote 24 to the “Outstanding Equity Awards at Fiscal Year End” table below for additional details on this grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John J. Donahoe	234,375	15,625	(2)	0	$39.90	3/1/2013
	30,000	70,000	(3)	0	39.90	3/1/2013
	179,025	81,375	(4)	0	31.93	3/1/2014
	1,000,000	0		0	35.50	3/25/2015
	256,276	329,498	(5)	0	25.85	3/3/2015
	113,265	145,626	(6)	0	25.85	3/3/2015
	113,265	145,626	(7)	0	24.93	9/1/2015
	109,832	475,942	(8)	0	10.50	3/2/2016
							150,000	(9)	$3,529,500
							291,585	(10)	6,860,995
							30,000	(11)	705,900
							377,425	(12)	8,880,810
							3,128	(13)	73,602
										111,413	2,621,548	(14)

Robert H. Swan	175,781	11,719	(15)	0	39.90	3/31/2013
	175,781	11,719	(16)	0	28.36	9/29/2013
	140,662	63,938	(4)	0	31.93	3/1/2014
	74,922	96,328	(6)	0	25.85	3/3/2015
	83,333	166,667	(17)	0	26.36	8/8/2015
	83,333	166,667	(18)	0	13.19	2/13/2016
	32,110	139,140	(8)	0	10.50	3/2/2016
							12,500	(19)	294,125
							133,333	(20)	3,137,325
							86,666	(21)	2,039,251
							121,000	(22)	2,847,130
							2,457	(13)	57,813
										21,000	494,130	(14)

Mark T. Carges	26,406	58,094	(23)	0	16.73	10/10/2015
	26,406	58,094	(24)	0	15.02	4/10/2016
	20,156	87,344	(8)	0	10.50	3/2/2016
							56,250	(25)	1,323,563
							116,000	(22)	2,729,480
										16,500	388,245	(14)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lorrie M. Norrington	46,000	0		0	28.15	9/1/2013
	100,000	0		0	28.15	9/1/2013
	38,362	17,438	(26)	0	31.93	3/1/2014
	56,875	73,125	(6)	0	25.85	3/3/2015
	311,459	0		0	33.65	3/31/2015
	5,942	0		0	33.65	3/31/2015
	24,791	45,209	(27)	0	26.36	8/8/2015
	150,000	0		0	38.62	9/9/2015
	24,375	105,625	(8)	0	10.50	3/2/2016
							50,000	(28)	1,176,500
							116,666	(20)	2,745,151
							76,000	(22)	1,788,280
							756	(13)	17,789
										18,000	423,540	(14)

Scott Thompson	140,625	9,375	(2)	0	39.90	3/1/2013
	135,000	0		0	28.15	9/1/2013
	50,000	0		0	28.15	9/1/2013
	95,906	43,594		0	31.93	3/1/2014
	550,000	0		0	41.04	2/11/2015
	47,031	60,469	(6)	0	25.85	3/3/2015
	15,094	16,406	(29)	0	25.85	3/3/2015
	24,375	105,625	(8)	0	10.50	3/2/2016
							17,500	(3)	411,775
							100,000	(30)	2,353,000
							16,666	(21)	392,151
							97,000	(22)	2,282,410
							1,933	(13)	45,483
										18,000	423,540	(14)

(1)	Market value calculated based on the closing price of $23.53 of our common stock on December 31, 2009.

(2)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2006, and 1/48th of the grant vests monthly thereafter.

(3)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2009, 30% of the grant vesting on March 1, 2010, and the remaining 40% of the grant vesting on March 1, 2011.

(4)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2007, and 1/48th of the grant vests monthly thereafter.

(5)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2008, and 1/48th of the grant vests monthly thereafter.

(6)	First tranche of promotional grant. Becomes fully vested on March 31, 2012; 1/8th of the grant vested on September 30, 2008, and 1/48th of the grant vests monthly thereafter.

(7)	Second tranche of promotional grant. Becomes fully vested on March 31, 2012; 1/8th of the grant vested on September 30, 2008, and 1/48th of the grant vests monthly thereafter.

(8)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2009, and 1/48th of the grant vests monthly thereafter.

(9)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2010, 30% of the grant vesting on March 1, 2011, and the remaining 40% of the grant vesting on March 1, 2012.

(10)	Promotional grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2009, March 1, 2010, March 1, 2011, and March 1, 2012.

(11)	Promotional grant. Becomes fully vested after two years, with 50% vesting on March 1, 2009, and the remaining 50% vesting on March 1, 2010.

(12)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013.

(13)	PBRSU grant. Becomes fully vested on March 1, 2010.

(14)	Allocation of PBRSUs. Represents the estimated future award of performance-based restricted stock units at the maximum level (240% of target) under the 2009 portion of the 2009-2010 performance period, assuming eBay meets the maximum threshold for non-GAAP operating margin and revenue growth. On February 8, 2010, the Compensation Committee determined that performance-based restricted stock units under the 2009 portion of the 2009-2010 performance period would be granted at 132% of the target award. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards — Performance-Based Restricted Stock Units” above for a more detailed discussion of these target awards and related performance measures.

(15)	First tranche of a sizeable new hire grant (as defined on page 50). Becomes fully vested after four years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Grant Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(16)	Second tranche of a sizeable new hire grant. Becomes fully vested after three and a half years; 1/4th of the grant vested on March 16, 2007 (the first anniversary of the commencement of Mr. Swan’s employment), and 1/48th of the grant vests monthly thereafter. See “Compensation Discussion and Analysis — Equity Compensation Grant Practices” above for a more detailed discussion of our equity grant practices with respect to sizeable new hire grants.

(17)	First tranche of a promotional grant. Becomes fully vested after four years; 1/8th of the grant vested on February 8, 2009, and 1/48th of the grant vests monthly thereafter.

(18)	Second tranche of a promotional grant. Becomes fully vested after four years; 1/8th of the grant vested on February 8, 2009, and 1/48th of the grant vests monthly thereafter.

(19)	New hire grant. Becomes fully vested after four years; 25% of the grant vested on each of March 16, 2007 and March 16, 2008 (the anniversary of the commencement of Mr. Swan’s employment) and 25% of the grant vesting on each of March 1, 2009 and March 1, 2010.

(20)	Special retention grant. Becomes fully vested after three years; 1/3 of the grant vested on March 1, 2009, and 1/3 of the grant will vest on each of March 1, 2010, and March 1, 2011.

(21)	Special retention grant. Becomes fully vested after three years, 1/3 of the grant vested on August 8, 2009, and 1/3 of the grant will vest on each of August 8, 2010, and August 8, 2011.

(22)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013.

(23)	First tranche of a sizeable new hire grant. Becomes fully vested after four years; 25% of the grant vested on September 2, 2009 (the first anniversary of the commencement of Mr. Carges’ employment), and 1/48th of the grant vests monthly thereafter.

(24)	Second tranche of a sizeable new hire grant. Becomes fully vested after four years; 25% of the grant vested on September 2, 2009 (the first anniversary of the commencement of Mr. Carges’ employment), and 1/48th of the grant vests monthly thereafter.

(25)	New hire grant. Becomes fully vested after four years, with 25% of the grant vesting on each of October 10, 2009, October 10, 2010, October 10, 2011 and October 10, 2012.

(26)	Promotional grant. Becomes fully vested on July 16, 2012; 1/8th of the grant vested on January 16, 2009, and 1/48th of the grant vests monthly thereafter.

(27)	Special retention grant. Becomes fully vested after three years; 1/6th of the grant vested on March 1, 2007, and 1/36th of the grant vests monthly thereafter.

(28)	Special retention grant. Becomes fully vested on August 1, 2010; 15% of the grant vested on each of August 1, 2007 and August 1, 2008, 20% of the grant vested on August 1, 2009, and 50% of the grant will vest on August 1, 2010.

(29)	Promotional grant. Becomes fully vested on January 23, 2012; 1/8th of the grant vested on July 23, 2008, and 1/48th of the grant vests monthly thereafter.

(30)	Promotional grant. Becomes fully vested after four years; 25% of the grant vested on each of July 13, 2008 and July 13, 2009, and 25% of the grant will vest on each of July 13, 2010, and July 13, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards during 2009 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John J. Donahoe(3)	—	—	133,679	$1,450,442
Robert H. Swan	—	—	127,595	1,899,642
Mark T. Carges	—	—	18,750	457,875
Lorrie M. Norrington(4)	15,870	$83,213	79,901	1,075,484
Scott Thompson	—	—	69,842	1,052,045

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the named executive officer.

(3)	Pursuant to a 10b5-1 plan adopted in February 2010, up to 375,003 shares may be sold between April 2010 and December 2010.

(4)	Includes shares sold in 2009 pursuant to a 10b5-1 plan adopted in August 2009 that expired in March 2010. Pursuant to a 10b5-1 plan adopted in November 2009, approximately 50,000 shares may be sold between April 2010 and November 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table sets forth our payment obligations pursuant to the compensation arrangements for each of our named executive officers, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on December 31, 2009.

Name	Voluntary Termination	Involuntary Termination other than for Cause		Termination for Cause	Change in Control(2)
John J. Donahoe	0	$4,500,000	(1)	0	0
Robert H. Swan	0	$3,000,000	(1)	0	0
Mark T. Carges	0	0		0	0
Lorrie M. Norrington	0	0		0	0
Scott Thompson	0	0		0	0

(1)	Represents two years’ target cash compensation. Target cash compensation consists of (a) annual base salary, plus (b) target annual incentive bonus, in each case, as in effect on the date of termination of employment.

(2)	The table assumes that in a change of control transaction, the acquiring entity would assume or continue outstanding equity awards. If the acquiring entity does not assume or continue outstanding equity awards and such awards are accelerated, the value to each of the named executive officers, calculated based on the closing price of our common stock on December 31, 2009, would be as follows: Mr. Donahoe: $27,683,442; Mr. Swan: $13,192,032; Mr. Carges: $6,747,463; Ms. Norrington: $7,421,620; and Mr. Thompson: $7,178,719.

COMPENSATION OF DIRECTORS

Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added. Board compensation has subsequently been reviewed annually by the Compensation Committee, which has not changed cash compensation for retainers or board meeting fees. As of July 2007, the Compensation Committee increased fees payable for committee meetings and to our lead director and committee chairs and changed the annual equity component of Board compensation.

New directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property) on a future date, and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board vests as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48th of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at our election) following the termination of a non-employee director’s tenure in such capacity.

Beginning in 2003, each non-employee director was granted an option to purchase 15,000 shares of our common stock at the time of each annual meeting of stockholders if he or she has served continuously as a member of the Board since the date elected or appointed to the Board. The exercise price of the options was 100% of the fair market value of the common stock on the date of grant. Beginning with the 2008 Annual Meeting of Stockholders, the number of options granted was changed to equal the net present value of $110,000 (rounded to the nearest whole share), calculated using the Black-Scholes valuation methodology on the date of the grant, and each director also receives $110,000 (rounded to the nearest whole share) of DSUs. All options granted to non-employee directors vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay through such date. In the event of a change of control of eBay, options and DSUs granted to our non-employee directors will accelerate and become fully vested.

Except for Mr. Omidyar, eBay’s founder and Chairman of the Board, non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $15,000 per year, the Lead Independent Director receives an additional $25,000 per year, and all other committee chairs receive an additional $10,000 per year. Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), fully-vested DSUs with an initial value equal to the amount of these fees. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity. Except for Mr. Omidyar, each non-employee director also receives meeting fees of $2,000 for each Board meeting, $1,500 for each committee meeting attended, and $2,000 for each off-site meeting attended.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Fred D. Anderson	$95,000	$109,987	$109,997			$314,984
Marc L. Andreessen	68,000	159,962	109,997			337,959
Edward W. Barnholt	118,500	131,226	109,997			359,723
Philippe Bourguignon	77,500	109,987	109,997			297,484
Scott D. Cook	80,000	169,957	109,997			359,954
William C. Ford, Jr.	73,000	159,962	109,997			342,959
Dawn G. Lepore	85,000	109,987	109,997			304,984
David M. Moffett	80,500	122,475	109,997			312,972
Pierre M. Omidyar	—	—	—	$12,714	(4)	12,714
Richard T. Schlosberg, III	86,500	109,987	109,997			306,484
Thomas J. Tierney	98,000	122,475	109,997			330,472

(1)	Includes fees with respect to which directors elected to receive DSUs in lieu of cash payments. The following directors received DSUs in the amounts set forth below in lieu of the fees set forth below:

Name	Fees Foregone	DSUs Received
Marc L. Andreessen	$50,000	2,445
Scott D. Cook	57,500	2,826
William C. Ford, Jr.	50,000	2,445

(2)	Amounts shown reflect the aggregate grant date fair value of DSU awards granted in 2009. Each non-employee director (other than Mr. Omidyar) was granted DSUs with a value of $110,000 on April 29, 2009. For Mr. Andreessen, Mr. Barnholt, Mr. Cook, Mr. Ford, Mr. Moffett and Mr. Tierney, amounts shown also include DSUs granted in 2009 (on a quarterly basis in arrears) in lieu of fees earned in 2008 and 2009. As of December 31, 2009, the following non-employee directors held the following aggregate number of DSUs, which includes DSUs granted in lieu of fees: Mr. Anderson, 15,893; Mr. Andreessen, 16,342; Mr. Barnholt, 23,944; Mr. Bourguignon, 11,336; Mr. Cook, 20,644; Mr. Ford, 22,520; Ms. Lepore, 10,449; Mr. Moffett, 17,586; Mr. Schlosberg, 14,775; and Mr. Tierney, 24,275. DSUs are not included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2009, Mr. Omidyar did not hold any DSUs.

(3)	Each non-employee director (other than Mr. Omidyar) was granted an option to purchase 16,516 shares on April 29, 2009. The estimated fair value of each of these options as of the grant was calculated using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2009 were: risk-free interest rate of 1.7%; expected life of 3.8 years; no dividend yield; and expected volatility of 47%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. As of December 31, 2009, the following non-employee directors held options to purchase the following numbers of shares: Mr. Anderson, 101,636; Mr. Andreessen, 16,516; Mr. Barnholt, 71,636; Mr. Bourguignon, 161,636; Mr. Cook, 401,636; Mr. Ford, 56,636; Ms. Lepore, 357,525; Mr. Moffett, 26,636; Mr. Schlosberg, 101,636; and Mr. Tierney, 151,636. Options exercisable within 60 days of March 1, 2010 are included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2009, Mr. Omidyar did not hold any options.

(4)	Consists of the premiums paid for health insurance coverage for the benefit of Mr. Omidyar.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2009, including our 1998 Employee Stock Purchase Plan, 2001 Equity Incentive Plan, 2003 Deferred Stock Unit Plan and 2008 Equity Incentive Award Plan, as well as shares of our common stock that may be issued upon the exercise of outstanding options under our 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan (which plans terminated in 2008) and our 1999 Global Equity Incentive Plan (which terminated in 2009). No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans.

As of March 4, 2010, there were 1,305,366,806 shares of eBay’s common stock outstanding. As of March 4, 2010, there were (1) 56,761,447 shares to be issued upon the exercise of outstanding options under our Equity Compensation Plans at a weighted average exercise price of $22.45, and with a weighted average remaining life of 4.67 years, and (2) 45,242,608 shares of restricted stock, restricted stock units, and deferred stock units granted and outstanding under our Equity Compensation Plans. As of March 4, 2010, there were 74,007,407 shares available for future grants under our Equity Compensation Plans.

Assuming stockholder approval of the amendment and restatement of our 2008 Equity Incentive Award Plan to increase the aggregate number of shares authorized for issuance under the plan by 20 million shares as described above under the heading “Proposal 3 — Approval of the Amendment and Restatement of Our 2008 Equity Incentive Award Plan,” and based on the reduction of 20 million shares available for grant under our 2001 Equity Incentive Plan, we will have an aggregate total of approximately 74.01 million shares available for grant under all plans, consisting of (1) approximately 10.45 million shares available for grant under our 2001 Equity Incentive Plan, (2) approximately 0.86 million shares available for grant under our 2003 Deferred Stock Unit Plan, and (3) approximately 62.70 million shares available for grant under our 2008 Equity Incentive Award Plan.

The following table gives information about our Equity Compensation Plans as of December 31, 2009:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	88,616,300	(1)	$24.66	(2)	92,453,126	(3)
Equity compensation plans not approved by security holders	7,707,618	(4)	7.95		—
Total	96,323,918		$22.28		92,453,126

(1)	Includes 94,335 shares of our common stock issuable pursuant to deferred stock units, or DSUs, under our 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan, and 42,181,329 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan, 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan. DSUs and restricted stock units represent an unfunded, unsecured right to receive shares of eBay common stock (or, in the case of DSUs, the equivalent value thereof in cash or property), and the value of DSUs and restricted stock units varies directly with the price of our common stock.

(2)	Because DSUs and restricted stock units do not have an exercise price, 94,335 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan and 42,181,329 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan, 2003 Deferred Stock Unit Plan and 2008 Equity Incentive Award Plan are not included in the calculation of weighted average exercise price.

(3)	Includes 2,775,374 shares of our common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan, or the ESPP, as of December 31, 2009. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities reserved for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the ESPP may not exceed 36 million shares. As of December 31, 2009, an aggregate amount of 19.73 million shares had been purchased under the ESPP since its inception. An aggregate amount of 4.42 million shares was purchased under the ESPP in 2009, and the number of securities available for future issuance under the ESPP was increased by that number on January 1, 2010, bringing the total number of shares reserved for future issuance on January 1, 2010 to 7.2 million. None of our other equity compensation plans has an “evergreen” provision.

(4)	Represents shares of our common stock to be issued upon exercise of outstanding options under equity compensation plans assumed by us in connection with acquisitions. We cannot make subsequent grants or awards of our equity securities under any of these plans. Prior to each acquisition, the stockholders of the acquired company approved the acquired company’s plan. Our stockholders, however, did not approve any of the plans in connection with the acquisitions.

OTHER MATTERS

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson

Secretary

March 19, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 29, 2010.

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2009 are available by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm.

You may also obtain such copies free of charge by contacting eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

APPENDIX A

EBAY INCENTIVE PLAN

INITIAL STOCKHOLDER APPROVAL ON JUNE 23, 2005

AMENDMENT AND RESTATEMENT ADOPTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON MARCH 14, 2010

STOCKHOLDER APPROVAL OF AMENDMENT AND RESTATEMENT ON [                    ], 2010

1.	PURPOSE.

The eBay Incentive Plan is an element of eBay’s overall compensation strategy to align employee compensation with eBay’s business objectives, strategy, and performance. The Plan is designed to reward eBay’s employees for delivering measurable results. The purpose of the Plan is to align compensation with quarterly and annual performance and to enable eBay to attract, retain, and reward highly qualified individuals who contribute to eBay’s success and motivate them to enhance the value of the Company.

2.	DEFINITIONS.

(a) “Board” means eBay’s Board of Directors.

(b) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(c) “Committee” means the Compensation Committee of eBay’s Board of Directors (and any committee to which the Compensation Committee has delegated its authority as set forth in Section 3(b) hereof); in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code.

(d) “eBay” or “Company” means eBay Inc. or any corporation or business entity of which eBay (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

(e) “Eligible Employee” means all active regular full-time and part-time employees who are notified by the Company are eligible to participate in the Plan.

(f) “Incentive Award” means any cash or equity incentive payment made under the Plan.

(g) “Performance Period” means the period in which performance is measured for which Incentive Awards are paid, as determined by the Committee.

(h) “Plan” means this plan, which shall be known as the eBay Incentive Plan or eIP.

(i) “Plan Year” means the calendar year.

3.	ADMINISTRATION.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority to:

(i) interpret, construe, and administer all questions of policy and expediency pertaining to the Plan;

(ii) adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;

(iii) select Eligible Employees to receive Incentive Awards;

(iv) determine the terms of the Incentive Awards;

(v) determine the amounts subject to Incentive Awards, including the exclusive right to establish, adjust, pay or decline to pay the Incentive Award for each Eligible Employee, provided that the exercise of such discretion shall not have the effect of increasing any Incentive Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code;

(vi) determine whether Incentive Awards will be granted in replacement of, or alternatives to, any other incentive or compensation plan of eBay or an acquired business unit;

(vii) grant waivers of Plan or Incentive Award conditions;

(viii) determine the form of payment of an Incentive Award, which may be in cash, stock or other property as determined by the Committee;

(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or any Incentive Award or notice;

(x) take any and all actions it deems necessary or advisable for the proper administration of the Plan;

(xi) adopt such Plan procedures, regulations, subplans and the like as deemed necessary to enable Eligible Employees to receive awards; and

(xii) amend the Plan at any time and from time to time, provided that no amendment to the Plan shall be effective unless approved by eBay’s stockholders to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to Incentive Awards that are intended to qualify under that Section.

(b) The Committee may delegate its authority to grant and administer Incentive Awards to a separate committee or officer of the Company; however, only the Committee may grant and administer Incentive Awards with are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

4.	ELIGIBILITY.

All active regular full-time and part-time employees who are notified by the Company that they are eligible to participate in the Plan are eligible to participate in the Plan. Except as otherwise provided by the Committee, Participation begins January 1 or the first full Performance Period of employment for newly hired employees. Employees joining eBay via an acquisition during the Plan Year will generally be eligible as of the first full Performance Period of employment unless otherwise notified by the Company. Employees who participate in other bonus programs, such as any sales incentive plan, are not eligible to participate in the Plan unless they are specifically made eligible in writing by an executive officer of the Company. In addition, the Company may, in its sole discretion, provide for a payout under the Plan for any employee who has changed positions and, as a result, may have been eligible to participate in the Plan and another bonus program during a Performance Period.

5.	PERFORMANCE MEASURES AND GOALS.

(a) The Compensation Committee shall establish performance measures and goals applicable to a particular Performance Period, provided that the outcome of the performance goals are substantially uncertain at the time such goals are established. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of an annual Performance Period, or within the period that is the first 25% of any Performance Period that is shorter than twelve (12) months in duration.

(b) Each performance measure applicable to a Performance Period shall identify one or more of the following criteria that are to be monitored for eBay or any business unit during the Performance Period:

(i)	trading volume;

(ii)	users;

(iii)	gross merchandise volume;

(iv)	total payment volume;

(iii)	revenue;

(vii)	operating income;

(viii)	EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization);

(viii)	net income (either before or after taxes);

(ix)	earnings per share;

(x)	earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”);

(xi)	multiples of price to earnings;

(xii)	multiples of price/earnings to growth;

(xiii)	return on net assets;

(xi)	return on gross assets;

(xii)	return on equity;

(xiii)	return on invested capital;

(xiv)	stock price;

(xv)	cash flow (including, but not limited to, operating cash flow and free cash flow);

(xvi)	net or operating margin;

(xvii)	economic profit;

(xviii)	stock price appreciation;

(xix)	total stockholder return;

(xx)	employee productivity;

(xxi)	market share;

(xxii)	volume;

(xxiii)	customer satisfaction metrics; and

(xxiv)	employee engagement/satisfaction metrics.

The measures may be described in terms of growth, an absolute number, or relative to an external group, and may be calculated on a pro forma basis or in accordance with Generally Accepted Accounting Principles. The Compensation Committee may set Performance Periods and performance goals that differ among Eligible Employees.

(c) The Committee may base performance measures and goals on one or more of the foregoing business criteria.

6.	ESTABLISHMENT OF TARGET BONUSES.

The Compensation Committee will designate those Eligible Employees who are to be participants in the eIP for that year and will specify the terms and conditions for the determination and payment of an Incentive Award to each Eligible Employee. The Compensation Committee may condition the payment of an Incentive Award upon the satisfaction of such objective or subjective standards as it deems appropriate. Under ordinary circumstances, these performance measures shall be established within 90 days of the commencement of a Performance Period, or within the period that is the first 25% of any Performance Period that is shorter than twelve (12) months in duration.

7.	INCENTIVE AWARDS.

(a) Incentive Awards may be made on the basis of eBay and/or business unit performance measures, goals, and formulas determined by the Committee.

(b) No Eligible Employee may receive an Incentive Award of more than $5,000,000 or an equivalent amount of equity based on the fair market value of the Company’s common stock on the date of grant in any Plan Year.

(c) As soon as practicable after the end of each Performance Period, the Compensation Committee will certify in writing whether the stated performance goals have been met and will determine the amount, if any, of the Incentive Award to be paid to each Eligible Employee.

(d) In determining the Incentive Award, the Compensation Committee will consider the target goals established at the beginning of the Plan Year or applicable Performance Period, the degree to which the established goals were satisfied and any other objective or subjective factors it deems appropriate. The Committee may reduce the amount of, or eliminate altogether, any Incentive Award that would otherwise be payable. Individuals who enter the eIP during the Plan Year may have their awards prorated.

8.	PAYMENT OF INCENTIVE AWARDS.

Subject to any election duly and validly made by an Eligible Employee with respect to the deferral of all or a portion of his or her Incentive Award, Incentive Awards shall be paid in cash or equity pursuant to an eBay equity-based award plan under which securities have been registered on Form S-8 at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

9.	NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT.

(a) Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person:

(i) any legal right to receive, or any interest in, an Incentive Award or any other benefit under the Plan, or

(ii) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company.

(b) The Company expressly reserves any and all rights to discharge any Eligible Employee without incurring liability to any person under the Plan or otherwise. Upon such discharge and notwithstanding any other provision hereof and regardless of whether or not specified performance goals have been achieved or the amount of an Incentive Award has been determined, the Company shall have no obligation to pay any Incentive Award, unless the Committee otherwise expressly provides by written contract or other written commitment.

10.	WITHHOLDING.

The Company shall have the right to withhold, or require an Eligible Employee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Award.

11.	NONTRANSFERABILITY.

Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

12.	UNFUNDED PLAN.

The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Employee’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

13.	ADOPTION, AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

(a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on April 29, 2010 (or any adjournment thereof), the Plan shall be effective for Performance Periods beginning on or after January 1, 2010, and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company’s stockholders, all Incentive Awards awarded under the Plan on or after January 1, 2010 shall be fully effective as if the stockholders had approved the Plan on or before January 1, 2010.

(b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders then sufficient to approve the Plan in the first instance:

(i) To increase the maximum amount of Incentive Award that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Employee under the Plan;

(ii) To materially modify the requirements as to eligibility for participation in the Plan; or

(iii) To change the material terms of the stated performance goals.

(c) No Incentive Award may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Award previously awarded under the Plan.

14.	GOVERNING LAW.

The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of Delaware without regard to principles of conflict of laws.

APPENDIX B

EBAY INC.

2008 EQUITY INCENTIVE AWARD PLAN

INITIAL STOCKHOLDER APPROVAL ON JUNE 19, 2008

AMENDMENT AND RESTATEMENT ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 4, 2009

STOCKHOLDER APPROVAL OF AMENDMENT AND RESTATEMENT ON APRIL 29, 2009

AMENDMENT AND RESTATEMENT ADOPTED BY THE COMPENSATION COMMITTEE (PURSUANT TO DELEGATION OF AUTHORITY FROM THE BOARD OF DIRECTORS) ON MARCH 14. 2010

STOCKHOLDER APPROVAL OF AMENDMENT AND RESTATEMENT ON [                    ], 2010

ARTICLE 1.

PURPOSE

The purpose of the eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated herein (the “Plan”), is to promote the success and enhance the value of eBay Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants (each as defined below) to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock Unit award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if the Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, to the extent required, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 13.

2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Deferred Stock Unit” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.10 “Director” means a member of the Board.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time, or if Participant is otherwise ineligible to participate in the Company’s long-term disability insurance program or resides outside the United States and no such program exists, means that the Participant is unable to perform his or her duties with the Company or its Subsidiary by reason of a medically determinable physical or mental impairment, as determined by a physician acceptable to the Company, which is permanent in character or which is expected to last for a continuous period of more than six (6) months.

2.12 “Dividend Equivalent” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.14 “Effective Date” shall have the meaning set forth in Section 14.1.

2.15 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.16 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

2.17 “Equity Restructuring” shall mean a nonreciprocal transaction between the company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes), or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value of a share of Stock as established by the Committee acting in good faith.

2.20 “Full Value Award” means any Award other than an Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value existing at the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a Director of the Company who is not an Employee.

2.23 “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Section 8.7, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.28 “Performance Bonus Award” has the meaning set forth in Section 8.7.

2.29 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:

(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: trading volume, users, gross merchandise volume, total payment volume, revenue, operating income, EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization), net income (either before or after taxes), earnings per share, earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”), multiples of price to earnings, multiples of price/earnings to growth, return on net assets, return on gross assets, return on equity, return on invested capital, Stock price, cash flow (including, but not limited to, operating cash flow and free cash flow), net or operating margins, economic profit, Stock price appreciation, total stockholder returns, employee productivity, market share, volume, customer satisfaction metrics, and employee engagement/satisfaction metrics any of which may be measured with respect to the Company, or any Subsidiary, affiliate or other business unit of the Company, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group.

(b) The Committee may, in its discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.30 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.31 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.34 “Plan” means this eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated herein and as it may be amended from time to time.

2.35 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.36 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.37 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.38 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.39 “Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 12.

2.40 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.41 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of a benefit or compensation, granted pursuant to Section 8.4.

2.42 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if, at the time of the determination, each of the entities other than the last entity in the unbroken chain beneficially owns securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.43 “Substitute Award” shall mean an Option granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

2.44 “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous commencement of employment with the Company or any Subsidiary.

(b) As to a Non-Employee Director or Independent Director, the time when a Participant who is a Non-Employee Director or Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding: (i) a termination where there is simultaneous employment by the Company (or a Subsidiary) of such person and (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with such person.

(c) As to an Employee, the time when the Participant has ceased to actively be employed by or to provide services to the Company or any Subsidiary for any reason, without limitation, including resignation, discharge, death, disability or retirement; but excluding: (i) a termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, and (iii) a termination where a Participant simultaneously becomes an Independent Director.

(d) The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Service, including, without limitation, questions relating to the nature and type of Termination of Service, and all questions of whether particular leaves of absence constitute Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant shall be deemed to have a Termination of Service in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan is 105,000,000 shares of Stock.

(b) To the extent that an Award terminates, expires, or lapses for any reason, or an Award is settled in cash without delivery of shares to the Participant, then any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation (including any shifting of employer tax liability to the Participant) pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 2,000,000 and the maximum amount that may be paid in cash during any calendar year with respect to any Performance-Based Award (including, without limitation, any Performance Bonus Award) shall be $3,000,000.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, and in its sole discretion, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.2 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5.

STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(c), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.

(a) Expiration. Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights. Subject to Section 10.8, the Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE 6.

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock.

(a) The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b) The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

6.2 Issuance and Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions on transferability and other restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, Performance Criteria, Company performance, individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.3 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in the Award Agreement The Committee in its discretion may provide that in the event of certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.5 Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 7.

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 7.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

7.2 Payment and Limitations on Exercise.

(a) Subject to Sections 7.2(b) payment of the amounts determined under Sections 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement and subject to any tax withholding requirements.

(b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8.

OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents.

(a) Any Eligible Individual selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee; provided that to the extent shares of Stock subject to an Award are subject to performance-based vesting conditions, any Dividend Equivalents relating to such shares shall be subject to the same performance-based vesting conditions.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or SARs.

8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock Units. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock Units in the manner determined from time to time by the Committee. The number of shares of

Deferred Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock Unit award will not be issued until the Deferred Stock Unit award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Deferred Stock Unit Award has vested and the Stock underlying the Deferred Stock Unit Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Stock underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall, subject to Section 10.6(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Performance Bonus Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.8 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units shall be set by the Committee in its discretion.

8.9 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock Units, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.10 Exercise upon Termination of Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock Units, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.11 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee.

8.12 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9.

PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals and any other performance or incentive Awards that vest or becomes exercisable or payable upon the attainment of one or more specified Performance Goals.

9.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.6 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m)

of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan and the applicable Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10.

PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Payment. The Committee shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan may be paid, the form of payment, including, without limitation: (i) cash, (ii) shares of Stock (including, in the case of payment of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payments required, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.4 Limits on Transfer.

(a) Except as otherwise provided in Section 10.4(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 10.4(a), the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.4(b), “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

10.5 Beneficiaries. Notwithstanding Section 10.4 and unless otherwise provided in the applicable Award Agreement, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.6 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

10.8 Prohibition on Repricing. Subject to Section 12.1, the Committee shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, subject to Section 12.1, no Award shall be canceled and replaced or substituted for with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 12.1, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace or substitute for an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Subject to Section 12.1, absent the approval of the stockholders of the Company, the Committee shall not offer to buyout for a payment in cash, an Option or Stock Appreciation Right previously granted.

10.9 Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Participants without respect to such minimum vesting provisions. Notwithstanding anything in this Section 10.9 to the contrary, Full Value Awards granted as replacements or in substitution for cancelled Awards in connection with a stock option exchange permitted under the terms of this Plan, as may be amended with stockholder approval at the 2009 Annual Meeting of Stockholders, shall not be subject to the minimum vesting provisions of this Section 10.9.

ARTICLE 11.

INDEPENDENT DIRECTOR AWARDS

11.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Equity Compensation Policy”). The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion.

ARTICLE 12.

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3); (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock Units and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) and 12.1(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).

(iii) To the extent that such equitable adjustments result in tax consequences to the Participant, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payments by the Company or its Subsidiaries.

(d) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Acceleration Upon a Change in Control. Notwithstanding Section 12.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.2, this Section 12.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect. Further, to the extent that there are tax consequences to the Participant as a result of the acceleration or lapsing of forfeiture restriction upon a Change in Control, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payment by the Company or its Subsidiaries.

12.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 13.

ADMINISTRATION

13.1 Committee. Except as otherwise provided herein, the Plan shall be administered by a committee consisting of two or more members of the Board (the “Committee”). Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the Nasdaq Stock Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

13.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority. To the extent permitted by applicable law, the Board or the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants or to exercise any of the power, authority and discretion granted to the Committee pursuant to Section 13.3; provided that (i) the Committee shall have the sole authority with respect to Awards granted to or held by (a) Employees who are subject to Section 16 of the Exchange Act, and (b) Covered Employees, and (ii) officers of the Company (or Directors) to whom authority has been delegated hereunder shall not be delegated such authority with respect to Awards granted to or held by such officers (or Directors). Any delegation hereunder shall be subject to the restrictions and limits that the Board or the Committee specifies at the time of such delegation, and the Board or the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Board or the Committee.

ARTICLE 14.

EFFECTIVE AND EXPIRATION DATE

14.1 Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it is approved either:

(a) By a majority of the votes cast at a duly held stockholder’s meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

14.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15.

AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, and Termination. Subject to Section 16.15, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, or (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant.

15.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 16.15, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16.

GENERAL PROVISIONS

16.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

16.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld and any employer tax liability shifted to a Participant with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

16.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

16.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

16.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any severance, resignation, termination, redundancy, end of service payments, long-term service awards, pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Effect of Plan upon Compensation Plans. The adoption of the Plan shall not affect any compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

16.9 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.10 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.11 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

16.12 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.13 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver shares of Stock prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the shares of Stock paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

16.14 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflict of laws of that State.

16.15 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Compensation Committee of eBay Inc. (upon delegation of authority from the Board of Directors of eBay Inc.) on March 14, 2010.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of eBay Inc. on [                    ], 2010.

Executed on this [    ] day of [                    ], 2010.

Corporate Secretary

VOTE VIA THE INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22117-P90417 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

eBay Inc.

The Board of Directors recommends a vote

“FOR” all of the listed nominees.

1. Election of three directors to hold office until

our 2013 Annual Meeting of Stockholders.

Nominees: For Against Abstain

1a) David M. Moffett 0 0 0

1b) Richard T. Schlosberg, III 0 0 0

1c) Thomas J. Tierney 0 0 0

The Board of Directors recommends a vote “FOR” Proposals 2, 3, and 4. For Against Abstain

2. To approve the amendment and restatement of our eBay Incentive Plan, including to satisfy the requirements of Section 162(m) of the Internal 0 0 0

Revenue Code.

3. To approve the amendment and restatement of our 2008 Equity Incentive Award Plan, including an amendment to increase the 0 0 0 aggregate number of shares authorized for issuance under the plan by 20 million shares.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2010. 0 0 0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “FOR” all of the listed nominees and “FOR” Proposals 2, 3, and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22118-P90417

eBay Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2010

The undersigned hereby appoints JOHN J. DONAHOE, ROBERT H. SWAN, AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Thursday, April 29, 2010, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side